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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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OneBeacon Insurance Group, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2008
Annual General Meeting
of Members and
Proxy Statement

ONEBEACON INSURANCE GROUP, LTD.

NOTICE OF 2008 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD MAY 28, 2008

April 10, 2008

        Notice is hereby given that the 2008 Annual General Meeting of Members of OneBeacon Insurance Group, Ltd. will be held on Wednesday, May 28, 2008, at 12:00 noon Atlantic Time at the Fairmont Hamilton Princess Hotel, Hamilton, Bermuda. At this meeting you will be asked to consider and vote upon the following proposals:

  1)
  election of four Class II directors with a term ending in 2011; and

  2)
  approval of the appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2008.

        The Company's audited financial statements for the year ended December 31, 2007, as approved by the Company's Board of Directors, will be presented at this Annual General Meeting.

        Members of record of common shares on March 27, 2008, the record date, (1) who are individuals, may attend and vote at the meeting in person or by proxy, or (2) which are corporations or other entities, may have their duly authorized representative attend and vote at the meeting in person or by proxy. A list of all Members entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 11, 2008 at the Company's registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

        All Members are invited to attend this meeting.

By Order of the Board of Directors,

Jane E. Freedman Secretary

        Members are invited to complete and sign the accompanying proxy card to be returned to OneBeacon Insurance Group, Ltd., c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397 in the envelope provided, whether or not they expect to attend the meeting. Members who hold their common shares in a brokerage account, an employee benefit plan or through a nominee may have the added flexibility of voting their shares by telephone or over the internet.

TABLE OF CONTENTS

PROXY STATEMENT	1
PROPOSAL 1—ELECTION OF THE COMPANY'S DIRECTORS	1
THE BOARD OF DIRECTORS	1
CORPORATE GOVERNANCE	4
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	8
EXECUTIVE COMPENSATION	11
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	31
REPORT OF THE AUDIT COMMITTEE	37
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES	38
EQUITY COMPENSATION PLAN INFORMATION	39
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT	40
PROPOSAL 2—APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	40
OTHER MATTERS	40

        OneBeacon Insurance Group, Ltd., an exempted Bermuda company, through its subsidiaries (collectively, "OneBeacon," the "Company," "we," "us," or "our") is a property and casualty insurance writer that provides a range of specialty insurance products as well as a variety of segmented commercial and personal insurance products. OneBeacon was acquired by White Mountains Insurance Group, Ltd. (collectively with its subsidiaries excluding OneBeacon, "White Mountains") in 2001. White Mountains is a holding company whose businesses provide property and casualty insurance, reinsurance and certain other products. During the fourth quarter of 2006, White Mountains sold 27.6 million or 27.6% of the Company's common shares in an initial public offering. Prior to the initial public offering, OneBeacon was a wholly-owned subsidiary of White Mountains. As of the date hereof, Lone Tree Holdings Ltd., a subsidiary of White Mountains, beneficially owned all of the Company's issued and outstanding class B common shares, representing approximately 96.7% of the voting power of our voting securities and approximately 74.5% of our outstanding common shares.

        Our headquarters are located at the Bank of Butterfield Building, 42 Reid Street, 6th Floor, Hamilton HM12, Bermuda. Our U.S. headquarters are located at 1 Beacon Lane, Canton, Massachusetts 02021, our principal executive office is located at 601 Carlson Parkway, Minnetonka, Minnesota 55305 and our registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda.

ONEBEACON INSURANCE GROUP, LTD.

PROXY STATEMENT

        This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors (the "Board") for the 2008 Annual General Meeting of Members (the "2008 Annual Meeting"), to be held on Wednesday, May 28, 2008 at the Fairmont Hamilton Princess Hotel, Hamilton, Bermuda. The solicitation of proxies will be made by mail, and the proxy statement and related proxy materials will be distributed to Members on or about April 10, 2008.

        Holders of the Company's common shares ("Members" or "shareholders"), par value $0.01 per share, as of the close of business on March 27, 2008, the record date, are entitled to vote at the meeting.

        You can ensure that your common shares are properly voted at the meeting by completing, signing, dating, and returning the enclosed proxy card in the envelope provided. Members who hold their common shares in a brokerage account, an employee benefit plan or through a nominee may have the added flexibility of voting by telephone or over the internet. A Member has the right to appoint another person (who need not be a Member) to represent the Member at the meeting by completing an alternative form of proxy which can be obtained from the Secretary or by notifying the Inspectors of Election (see page 40). Every Member entitled to vote has the right to do so either in person or by one or more persons authorized by a written proxy executed by such Member and filed with the Secretary. Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

        Sending in a signed proxy will not affect your right to attend the meeting and vote. If a Member attends the meeting and votes in person, his or her signed proxy is considered revoked.

PROPOSAL 1—ELECTION OF THE COMPANY'S DIRECTORS

THE BOARD OF DIRECTORS

        The Board is divided into three classes (each a "Class"). Each Class serves a three-year term.

        At the 2008 Annual Meeting, Messrs. Foy, Howard, Lusardi and Malis are nominated to be elected as Class II directors with a term ending in 2011. The Board recommends a vote FOR Proposal 1 which calls for the election of the 2008 nominees.

        The current members of the Board nominees and terms of each Class are set forth below:

Director	Age	Director since
Class II—Term ending in 2011*
David T. Foy	42	2006
Richard P. Howard	61	2006
Robert R. Lusardi	51	2006
Ira H. Malis	48	2007
Class III—Term ending in 2009
Reid T. Campbell	40	2006
Morgan W. Davis	58	2006
Raymond Barrette	57	2007
Class I Nominees—Term ending in 2010
Lois W. Grady	64	2006
T. Michael Miller	49	2006
Lowndes A. Smith	68	2006
Kent D. Urness	59	2007

*
Nominees to be elected at the 2008 Annual Meeting

        Of the nominees for election at the 2008 Annual Meeting, Messrs. Foy, Howard and Lusardi were previously elected to the Board by the sole Member, White Mountains, prior to the Company's initial public offering in November 2006. Mr. Malis was previously elected to the Board in August 2007 and was recommended by a White Mountains director.

        The following information presents the principal occupation, business experience, recent business activities involving OneBeacon and other affiliations of the directors:

Class II Nominees—Term Ending in 2011

        David T. Foy has been a director of the Company since October 2006. Mr. Foy has served as Executive Vice President and Chief Financial Officer of White Mountains since April 2003. Prior to joining White Mountains in 2003, Mr. Foy served as Senior Vice President and Chief Financial Officer of Hartford Life, Inc., a subsidiary of The Hartford Financial Services Group, Inc. and joined that company in 1993. Prior to joining Hartford Life, Mr. Foy was with Milliman and Robertson, an actuarial consulting firm. Mr. Foy also serves as the Chairman of the Board of Symetra Financial Corporation.

        Richard P. Howard has been a director of the Company since October 2006. Mr. Howard has served as a portfolio manager for Prospector Partners, LLC since August 2005. Prior to that, he was a Managing Director of White Mountains Advisors LLC from 2001 through 2005 and a director of the OneBeacon insurance companies from 2002 through 2005. From 1982 through 2001, Mr. Howard was a vice president and portfolio manager of T. Rowe Price Associates, Inc., including responsibility for the management of T. Rowe Price Capital Appreciation Fund. Mr. Howard serves as a Trustee of Quinnipiac University.

        Robert R. Lusardi has been a director of the Company since October 2006. Mr. Lusardi has been an Executive Vice President of White Mountains Capital, Inc. and Chief Executive Officer of White Mountains Financial Services LLC since February 2005. Prior to joining White Mountains, he was a member of the Executive Management Board of XL Capital Ltd., where he was first Chief Financial Officer then Chief Executive Officer of the Financial Products and Services operating segment. From 1980 to 1998, Mr. Lusardi was a Managing Director and head of the global insurance and asset management practices at Lehman Brothers. He is a director of Primus Guaranty Ltd. and Symetra Financial Corporation.

        Ira H. Malis has been a director of the Company since August 2007. Mr. Malis is currently a Managing Director of Equity Capital Markets at Stifel Nicolaus. He was formerly Senior Vice President of Legg Mason Capital Management from 2004 to August 2007. From 2000 to 2004, he served as Sell-Side Director of Research at Legg Mason Wood Walker. Prior to that, he held research analyst and consultant positions at various investment firms from 1983-2000.

Class III Directors—Term Ending in 2009

        Reid T. Campbell has been a director of the Company since October 2006. He has served as a Managing Director of White Mountains Capital, Inc. since January 2004. He joined White Mountains in 1994 and has served in a variety of financial management positions with White Mountains. Prior to joining White Mountains, Mr. Campbell spent three years with KPMG LLP.

        Morgan W. Davis has been a director of the Company since October 2006. Mr. Davis is currently the President and a director of American Centennial Insurance Co., a wholly-owned subsidiary of White Mountains. He was formerly Managing Director at OneBeacon Insurance Group LLC from 2001 to 2005. From 1994 to 2001, he served in a variety of capacities for White Mountains. Prior to that, he was with Fireman's Fund Insurance Company for seven years and INA/Cigna for ten years. He is a director of Montpelier Re Holdings, Ltd. and White Mountains.

        Raymond Barrette has been a director of the Company since August 2007. Since January 2007, Mr. Barrette has been Chairman and CEO of White Mountains Insurance Group, Ltd. He served as a director of White Mountains from 2000 to 2005 and was re-appointed as a director in August 2006. He previously served as President and CEO of White Mountains from 2003 to 2005, as CEO of OneBeacon Insurance Company from 2001 to 2002, as President of White Mountains from 2000 to 2001 and as Chief Financial Officer of White Mountains from 1997 to 2000. Prior to joining White Mountains in 1997, Mr. Barrette had 23 years of experience in the insurance business, mostly at Fireman's Fund Insurance Company. Mr. Barrette is also Chairman of White Mountains Re and Esurance.

Class I Directors—Term Ending in 2010

        Lois W. Grady has been a director of the Company since December 2006. She has served as an independent consultant since her retirement from Hartford Life, Inc., a subsidiary of The Hartford Financial Services Group, Inc. Ms. Grady served as Executive Vice President and Director of Information Systems and Services at Hartford Life from 2002-2004 and as Senior Vice President and Director of Investment Product Services at Hartford Life from 1998-2002. Ms. Grady is also a director of Symetra Financial Corporation.

        T. Michael Miller has been a director of the Company since August 2006. He joined the Company as Chief Operating Officer in April 2005 and became President and CEO in July 2005. Prior to joining OneBeacon, Mr. Miller spent 10 years at St. Paul Travelers, most recently as Co-Chief Operating Officer. Prior to joining St. Paul Travelers, Mr. Miller spent 14 years with The Chubb Corporation.

        Lowndes A. Smith has been Chairman of the Board of Directors of the Company since October 2006. Mr. Smith serves as Managing Partner of Whittington Gray Associates. Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. and President and CEO of Hartford Life Insurance Company. He joined The Hartford in 1968. Mr. Smith is also a director of White Mountains and 85 investment companies in the mutual funds of The Hartford.

        Kent D. Urness has been a director of the Company since February 2007. Since his retirement from St. Paul Travelers in April 2005 until November 2006, Mr. Urness served as Non-Executive

Chairman of St. Paul Travelers Insurance Company and as a Non-Executive Director of St. Paul at Lloyds. From 2001 until his retirement, he served as Executive Vice President with responsibility for International and Lloyd's. He served in positions of increasing responsibility over his 34 year career at St. Paul Travelers.

CORPORATE GOVERNANCE

        Corporate governance is the system by which companies are directed and controlled and involves the distribution of rights and responsibilities among the Board, management and the Company's Members. The Board has adopted Corporate Governance Guidelines that set forth its overall approach towards corporate governance. The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to and on behalf of the Company. No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2007. The Company's Corporate Governance Guidelines and Code of Business Conduct are available at www.onebeacon.com and in print, free of charge, to any Member who requests a copy.

        White Mountains, through its subsidiary Lone Tree Holdings, Ltd., beneficially owns all of the Company's issued and outstanding class B common shares, representing 96.7% of the voting power of our voting securities and 74.5% of our outstanding common shares. As a result, we rely upon the "controlled company" exemption under the rules of The New York Stock Exchange (the "NYSE") with respect to our board of directors and committee composition. Pursuant to this exemption, we are not required to comply with the rules that require that our Board of Directors be comprised of a majority of independent directors as defined by the NYSE. Our Board of Directors currently consists of 11 persons, four of whom are independent as defined under the rules of the NYSE and seven of whom are current or former employees, directors or officers of White Mountains or the Company.

        The Board of Directors has determined that each of Ms. Grady and Messrs. Malis, Smith and Urness are independent in accordance with NYSE rules. For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or shareholder of the Company) or has only immaterial relationships with the Company. The Company does not apply categorical standards as a basis for determining director independence. Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

        The Board notes no relationships (other than being directors or shareholders) between Ms. Grady and Messrs. Malis, Smith and Urness and the Company or White Mountains. The Board notes relationships with the other members of the Board as disclosed in this proxy statement on page 31 under the heading "Transactions with Related Persons, Promoters and Certain Control Persons". In making its independence determinations, the Board considered all such relationships in light of NYSE standards as well as the attributes it believes should be possessed by independent-minded directors. Those attributes include the relative impact of the transactions to the director's personal finances, the perceived degree of dependence by the director or the Company upon the relationship or transactions continuing in the future and whether the transactions were on terms that were reasonable and competitive.

        At each meeting of the Board, the non-management directors meet in executive session without Company management present. Mr. Smith, the Chairman of the Board, presides over these meetings. The procedures for Members, employees and others interested in communicating directly with any or all of the non-management directors are described on page 7.

The Board

        The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management. The primary responsibility of the Board is to oversee and review management's performance of these functions in order to advance the long-term interests of the Company and its Members.

        In fulfilling this responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company and its Members. Directors are entitled to rely on the honesty and integrity of senior management and the Company's outside advisors and auditors. However, it is the Board's responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

Committees of the Board

Audit Committee

        The primary purposes of the Audit Committee are to: (1) assist Board oversight of: the integrity of the Company's financial statements; the qualifications and independence of the independent auditors; the performance of the internal audit function and the independent auditors; and the Company's compliance with legal and regulatory requirements; (2) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board; and (3) prepare the Report of the Audit Committee (which appears on page 37).

        Even though we rely on the "controlled company" exemption under the rules of the NYSE, we are required to have a fully independent audit committee. The Audit Committee is currently comprised of Mr. Urness (Chairman), Mr. Malis and Mr. Smith. Mr. Urness is the audit committee financial expert, as defined in SEC rules, based upon his training and experience. Allan L. Waters served as the Chairman and as the audit committee financial expert based upon his training and experience until March 2007 when he resigned from the Committee upon his election as an officer of a subsidiary of White Mountains. The Board has determined that each current member of the Audit Committee satisfies applicable NYSE requirements as well as the separate independence standards set forth by the SEC.

        The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.onebeacon.com and in print, free of charge, to any Member who requests a copy.

Compensation Committee

        The primary purposes of the Compensation Committee are to: (1) review and make recommendations on director compensation; (2) discharge the Board's responsibilities relating to the compensation of executives; (3) oversee the administration of the Company's compensation plans, in particular the incentive compensation and equity-based plans; and (4) prepare the Report of the Compensation Committee on Executive Compensation (which appears on page 20). The Compensation Committee approves all compensation for executive officers and the other executives who report directly to the Chief Executive Officer. The Compensation Committee relies on the Chief Executive Officer and the Chief Human Resources Officer to assess, design and recommend compensation programs, plans, and awards for executives and directors, subject to Committee approval, and to administer approved programs for its non-executive officers and employees within the parameters of plan design and Committee direction. The Committee also approves all long-term equity and non-equity incentive compensation plan awards. Currently, the Committee has not delegated any of its authority to a subcommittee or members of management. The Committee has engaged Watson Wyatt, a compensation consultant, to assist it in the performance of certain of its duties, as described in more detail in the Compensation Discussion and Analysis which begins on page 11.

        Since we rely on the "controlled company" exemption under the rules of the NYSE, we are not required to have a fully independent compensation committee. Notwithstanding the foregoing, the Compensation Committee is currently comprised solely of Mr. Smith (Chairman), Ms. Grady and Mr. Urness, each of whom satisfies NYSE independence standards as well as the definition of "outside director" set forth in Section 162(m) of the Internal Revenue Code and the definition of "non-employee director" set forth in Rule 16b-3 pursuant to the Securities Exchange Act of 1934.

        The Compensation Committee Charter, which outlines the duties and responsibilities of the Compensation Committee, is available at www.onebeacon.com and in print, free of charge, to any Member who requests a copy.

Nominating and Governance Committee

        The primary purposes of the Nominating and Governance Committee are to: (1) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board; (2) make recommendations to the Board concerning committee appointments; (3) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters; and (4) oversee the evaluation of the Board and management.

        Since we rely on the "controlled company" exemption under the rules of the NYSE, we are not required to have a fully independent nominating committee. The Nominating and Governance Committee is currently comprised of Mr. Foy (Chairman), Mr. Campbell, Mr. Davis and Ms. Grady. The Board has determined that Ms. Grady satisfies NYSE independence standards.

        The Nominating and Governance Committee Charter, which outlines the duties and responsibilities of the Nominating and Governance Committee, is available at www.onebeacon.com and in print, free of charge, to any Member who requests a copy.

        General Criteria and Process for Selection of Director Candidates.    The Committee considers director candidates from diverse sources and welcomes suggestions from Members, management and the Board of Directors. There is no difference in the way in which the Committee evaluates nominees for director based upon the source of the nomination. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates.

        In identifying and evaluating director candidates, including those nominated by Members, the Nominating and Governance Committee does not set specific criteria for directors. The Committee is responsible for determining desired Board skills and attributes such as independence, integrity, expertise, breadth of experience, knowledge about the Company's business or industry and ownership interest in the Company. Directors must be willing to devote adequate time and effort to Board responsibilities. As set forth in the Company's Corporate Governance Guidelines and its Charter, the Committee is responsible for recommending director candidates to the Board.

        Consideration of Director Candidates Nominated by Members.    The Company has not adopted a specific policy regarding consideration of director candidates from Members. Members who wish to recommend candidates for consideration by the committee may submit their nominations in writing to the Secretary at the address provided in this Proxy Statement or on the Company's web site at www.onebeacon.com. The Committee may consider such Member recommendations when it evaluates and recommends candidates to the Board for submission to Members at each annual general meeting. In addition, subject to the rights of White Mountains as the holder of the Class B common shares,

Members may nominate director candidates for election without consideration by the Committee by complying with the eligibility, advance notice and other provisions of our Bye-Laws as described below.

        Procedures for Nominating Director Candidates.    Member nominations of director candidates may be made if received timely by the Secretary as outlined below. Under the Company's Bye-laws, nominations for the election of directors may be made by the Board or by any Member entitled to vote for the election of directors (a "Qualified Member"). A Qualified Member may nominate persons for election as directors only if written notice of such Qualified Member's intent to make such nomination is delivered to the Secretary not later than: (1) with respect to an election to be held at an annual general meeting, between 90 days and 120 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Members, whichever date is earlier, and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to Qualified Members. Each such notice shall set forth: (a) the name and address of the Qualified Member who intends to make the nomination and of the person or persons to be nominated; (b) the class and number of shares that are owned beneficially and of record by the Qualified Member; (c) a representation that the Qualified Member is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a representation as to whether the Qualified Member intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of outstanding shares require to elect the nominee or otherwise to solicit proxies from Members in support of such nomination; (e) a description of all arrangements or understandings between the Qualified Member and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Member; (f) such other information regarding each candidate proposed by such Qualified Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such candidate been nominated, or intended to be nominated, by the Board; and (g) the consent of each such candidate to serve as a director of the Company if so elected.

Meetings of the Board

        During 2007, the full Board met 5 times, the Audit Committee met 8 times, the Compensation Committee met 6 times, and the Nominating and Governance Committee met 4 times. During 2007, each director attended all of the meetings of the Board (held during the period for which he or she served as a director) and the meetings held by all committees of the Board on which he or she served (during the periods that he or she served). All directors attended the 2007 Annual General Meeting and plan to attend the 2008 Annual Meeting.

Communication with the Board

        The Nominating and Governance Committee has approved a process by which anyone who has a concern about our conduct may communicate that concern to the Chairman of the Board of Directors on behalf of the non-management directors as a group. You may contact the Chairman of the Board in writing care of the Secretary at the address provided in this Proxy Statement. Interested parties also may contact the Chairman of the Board electronically by submitting comments on our web site at www.onebeacon.com under the heading "Investor Relations/Corporate Governance."

        Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing care of the Secretary at the address provided in this Proxy Statement. Interested parties may also contact the Audit Committee electronically by submitting comments on our web site at www.onebeacon.com under the heading "Investor Relations/Corporate Governance."

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Members

        As of March 27, 2008, there were 24,363,270 Class A common shares outstanding and 71,754,738 Class B common shares outstanding. Members of record of Class A common shares shall be entitled to one vote per common share, provided that if and so long as the votes conferred by "Controlled" Class A common shares (as defined below) of any person, other than White Mountains, constitute more than 9.5% percent of the votes conferred by the outstanding common shares of the Company, the vote conferred by each Class A common share comprised in such Controlled Class A common shares shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by such shares constitute 9.5% of the votes conferred by our outstanding common shares.

        In giving effect to the foregoing provisions, the reduction in the vote conferred by the Controlled Class A common shares of any person shall be effected proportionately among all the Controlled Class A common shares of such person; provided, however, that if a holder of our common shares owns, or is treated as owning by the application of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States (the "Code"), interests in another holder of our common shares, the reduction in votes conferred by Controlled Class A common shares of such holder (determined solely on the basis of Controlled Class A common shares held directly by such holder and Controlled Class A common shares attributed from such other holder) shall first be effected by reducing the votes conferred on the Controlled Class A common shares held directly by such holder and any remaining reduction in votes shall then be conferred proportionally among the Controlled Class A common shares held by the other holders (in each case, to the extent that doing so does not cause any person to be treated as owning Controlled Class A common shares constituting more than 9.5% of the votes conferred by the outstanding common shares of OneBeacon). In the event that the aggregate reductions required by the foregoing provisions result in less than 100 percent of the voting power over the votes entitled to be cast, the excess of 100 percent of the voting power over the votes entitled to be cast shall be conferred on the Class A common shares held by our holders proportionately, based on the number of Class A common shares held by each holder; to the extent that doing so does not cause any person to be treated as owning Controlled Class A common shares constituting more than 9.5% of the votes conferred by the outstanding common shares of OneBeacon.

        "Controlled" Class A common shares in reference to any person other than White Mountains means:

  (1)
  all Class A common shares directly, indirectly or constructively owned by such person within the meaning of Section 958 of the Code; and

  (2)
  all Class A common shares directly, indirectly or constructively owned by any person or "group" of persons within the meaning of Section13(d)(3)of the Exchange Act and the rules and regulations promulgated thereunder; provided that this clause (ii)shall not apply to (a)any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b)any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

        Lone Tree Holdings Ltd., the Member of record of the outstanding Class B common shares, is entitled to ten votes for every Class B common share.

Principal Holders of Common Shares

        To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the common shares outstanding as of March 14, 2008, except as shown below.

Name and address of beneficial owner	Number of Common Shares Beneficially Owned		Percent of Class	Percent of Shares Outstanding

Lone Tree Holdings Ltd., Bank of Butterfield Building, 42 Reid Street, Hamilton HM 12, Bermuda	71,754,738	(1)	100%	74.55%

J.P. Morgan Investment Management Inc. (New York), 245 Park Avenue, New York, NY 10167	6,186,355	(2)	25.27%	6.43%

Lazard Asset Management LLC, 30 Rockefeller Plaza, New York, NY 10112	3,028,776	(2)	12.37%	3.15%

Advisory Research, Inc./David Heller, 180 North Stetson Street, Chicago, IL 60601	2,439,872	(2)	9.97%	2.54%

T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202	1,556,200	(2)	6.36%	1.62%

(1)
Class B common shares.

(2)
Class A common shares. Information based on Schedule 13F and Schedule 13G filings with the Securities and Exchange Commission.

Beneficial Stock Ownership of Directors and Executive Officers

        The following table sets forth, as of March 14, 2008, beneficial ownership of Class A common shares by each director, the named executive officers and the executive officers of the Company as a group:

	Number of common shares owned
Name of beneficial owner
	Beneficially(a)	Economically(b)
Directors
Raymond Barrette(c)	—	—
Reid T. Campbell(c)	—	—
Morgan W. Davis	22,961	22,961
David T. Foy(c)	—	—
Lois G. Grady	4,000	4,000
Richard P. Howard	22,961	22,961
Robert R. Lusardi(c)	—	—
Ira H. Malis	3,000	3,000
Lowndes A. Smith	12,961	12,961
Kent D. Urness	4,000	4,000
Named Executive Officers
T. Michael Miller	5,100	692,940
Paul H. McDonough	4,000	147,011
Kevin J. Rehnberg	19,900	177,769
Andrew C. Carnase	3,449	174,517
Alexander C. Archimedes	1,349	98,314
All directors and all executive officers as a group (18 persons)	104,330	1,445,310

(a)
No director or executive officer individually or as a group beneficially owns 1% or more of the total common shares outstanding at March 14, 2008. Beneficial ownership has been determined in accordance with Rule13d-3(d)(1) of the Securities Exchange Act of 1934. Includes shares held through the OneBeacon 401(k) Savings and Employee Stock Ownership Plan in which the executive officer is fully vested.

(b)
Common shares shown as economically owned include common shares beneficially owned, including through the OneBeacon 401(k) Savings and Employee Stock Ownership Plan, target unearned performance share awards and unvested stock options.

(c)
Excludes shares owned by Lone Tree Holdings Ltd., a subsidiary of White Mountains.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        Our Compensation Discussion and Analysis (CD&A) discusses the total compensation of our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the other three most highly compensated executive officers (the "Named Executive Officers" or "NEOs"). The compensation philosophy and compensation programs described herein apply to our other executive officers as well.

        Our executive compensation program is designed to attract, retain and motivate our executives to maximize shareholder value over long periods of time. We manage all aspects of our business, including executive compensation, according to our four operating principles:

  •
  Underwriting comes first

  •
  Maintain a disciplined balance sheet

  •
  Invest for total return

  •
  Think like owners

        The overall goal of our executive compensation program is to develop, implement and monitor executive compensation policies and practices which are consistent with and supportive of the long-term maximization of shareholder value and our operating principles.

Compensation Philosophy and Principles

        We believe our executive compensation programs should support the Company's primary objective of maximizing shareholder value over long periods of time. The Compensation Committee (the "Committee") believes that, in order to achieve this objective, our executive compensation program must address four key compensation principles. They are as follows:

Competitiveness

        In order to execute our operating principles, a certain level of experience and expertise is required to manage our business with an intense and disciplined focus. Our overall executive compensation programs must be competitive to allow us to attract and retain talented and experienced executives. We believe we need to assess competitiveness relative to external benchmarks in terms of total compensation as well as the competitiveness of any individual element of compensation.

Pay for Performance

        We believe that talented executives are most attracted to an environment in which their contributions are rewarded commensurate with the value they create. And, we believe that when performance objectives are clearly articulated and incentive opportunities aligned, talented and motivated individuals excel.

Alignment with Shareholder Interests

        We recognize that, to maximize shareholder value, we must closely align the financial interests of management with those of the Company's shareholders. This compensation principle reinforces our Think Like an Owner operating principle.

Long-Term and Performance-Based

        Recognizing that shareholder return is best measured over long periods of time, a significant portion of executive compensation is comprised of long-term, at-risk pay. More emphasis is placed on long-term performance-based compensation and less emphasis on base salary, annual incentives, perquisites and employee benefits versus peer comparisons.

Elements of Compensation

        We compensate our executives through a combination of base salary and annual and long-term performance-based incentive compensation. The focus of our compensation programs is to ensure overall competitiveness while emphasizing performance-based compensation versus base salary, perquisites or employee benefits. Base salary and annual incentives have historically been set at levels lower than those paid by other property and casualty insurers with a higher percentage of total compensation paid in long-term performance-based compensation. We believe that, by placing more emphasis on long-term performance-based compensation, we advance the Committee's philosophy and principles, which in turn contribute to achieving our long-term goals and core operating principles.

        Subsequent to the initial public offering of the Company in November 2006, the Committee relied on its general experience as well as the recommendations of T. Michael Miller, the Chief Executive Officer, and Thomas N. Schmitt, the Chief Human Resources Executive, in recruiting and retaining executive talent. In 2007, the Committee determined that it was appropriate to pursue a more formal approach with respect to establishing levels of executive compensation. Accordingly, the Committee engaged an external consulting firm, Watson Wyatt Worldwide ("Watson Wyatt"), to assess the overall competitiveness of our executive compensation programs, in part through an external benchmarking survey.

Base Salary

        Throughout 2007, we continued to cap base salaries at $400,000 annually, consistent with the practice of White Mountains Insurance Group, Ltd. ("White Mountains") and the belief that the primary focus of executive compensation should be variable and performance-based. As such, the base salary of Mr. Miller remained capped at $400,000 and the other Named Executive Officers' salaries were set at various levels below this cap. Executive salaries are not routinely adjusted despite an annual review of performance. Instead, depending on market considerations, executive officers' salaries may be adjusted selectively by the Committee. In 2007, the Committee authorized salary increases for each of the Named Executive Officers who lead businesses, bringing their salaries to $300,000. In February 2007, Kevin Rehnberg, Specialty Business Executive, and Alexander Archimedes, Personal Lines Business Executive, each received an increase of $25,000, and Andrew Carnase, Commercial Lines Business Executive, received an increase of $50,000.

Annual Incentives (Management Incentive Program)

        We provide annual incentive opportunities to our executive officers through our Management Incentive Plan (MIP). The annual target bonus for each of our Named Executive Officers in 2007 was equal to 50% of their base salary. The aggregate bonus pool can range from 0-200% of target depending upon Company performance in a number of categories established early in each performance year. These categories typically include long-term financial goals and specific operational goals as determined by the Committee. Individual incentive payments can vary widely around the pool average. There is no cap (other than the size of the pool) on any individual award. Typically, we expect the Chief Executive Officer and Chief Financial Officer to receive the incentive performance factor applicable to all of OneBeacon given our belief that the results of their efforts are appropriately reflected by the results of the Company. We would expect variability in the incentive performance factors of the other executive officers based on individual performance and the performance of their respective businesses or functional groups.

        The Committee may exercise discretion in the final determination of the overall performance factor and the performance factors for each business and/or Named Executive Officer. The Committee believes discretion best facilitates performance-based differentiation at the business and individual level. While the Committee understands that the discretion associated with this plan causes the compensation earned under the MIP not to qualify for deductibility under Section 162(m) of the Internal Revenue Code, this did not present any concerns for 2007 given that the combination of respective salaries and expected MIP awards could not have exceeded the one million dollar threshold.

Long-Term Incentive Compensation

        Beginning in 2007, to leverage our newly public status, the Committee decided to use OneBeacon Performance Share awards under our Long-Term Incentive Plan (LTIP) as its primary long-term incentive instrument. However, from time to time, the Committee may grant other long-term incentive awards such as incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance units. In connection therewith, the Board of Directors adopted and received shareholder approval of the 2007 OneBeacon Long-Term Incentive Plan ("2007 Plan") which permits all of the above awards. The Committee believes shareholder approval is significant in that performance-based awards that meet certain criteria when awarded under a shareholder approved plan are fully tax deductible under Section 162(m) of the Internal Revenue Code.

        Performance shares are awards of phantom shares with respect to our common shares, some or all of which are earned if performance goals established by the Committee are satisfied over a specified award period. The value earned by an employee pursuant to an award of performance shares is generally equal to the number of award shares earned with respect to the award period (which may not be more than 200% of the target number of shares awarded) multiplied by the fair market value of a common share on the date the Committee certifies performance and approves payment. The maximum number of performance shares that can be earned by a participant pursuant to an award of performance shares with respect to any particular award period of one year or more will not exceed 500,000.

        The Committee establishes performance measures for the Company's performance share grants at the beginning of each award cycle. The Committee has elected that the performance hurdle for each award cycle generally will be growth in intrinsic business value per share, or GIBVPS, which the Committee will define with respect to each award cycle. Based on the level of performance against target, the number of actual performance shares awarded can range from 0% to 200% of the number of target performance shares originally granted. The value per share at vesting is the fair market value on the day the Committee certifies performance under the plan. The Compensation Committee first determines the target value for each individual award based on recommendations from Mr. Miller and Mr. Schmitt. The target value for each award is then divided by the targeted per share value which is derived by multiplying the share price at the beginning of the cycle by the target GIBVPS less estimated dividends to determine the target number of performance shares to be granted. Performance shares typically are settled in cash but may be settled in shares at the discretion of the Committee.

2007-2009 Performance Share Awards

        In February 2007, the Committee set the target performance share goal for the 2007-2009 award cycle at 13% annual growth in intrinsic business value per share (GIBVPS) with a performance range of 6% to 20%. GIBVPS for the 2007-2009 award cycle is measured by the following metrics over the three-year performance cycle: (a) Underwriting Return on Equity (weighted 40%); (b) Growth in Adjusted Book Value per Common Share (weighted 40%); and (c) Growth in the Company's Price per

Common Share (weighted 20%), including dividends in the case of (b) and (c). Underwriting Return on Equity and Adjusted Book Value per Common Share are non-GAAP financial measures that the Company uses to measure its performance.

        Underwriting Return on Equity is calculated by taking GAAP net income and making certain adjustments including adding back the dividends and accretion on the Company's economically defeased preferred stock, subtracting actual after tax investment income and realized gains (losses) while adding after tax standard investment income, and normalizing for catastrophe losses. This amount is then divided by average GAAP shareholders' equity minus remaining accretion to face value related to the Company's economically defeased preferred stock. After tax standard investment income is equal to the 10-year Treasury yield at the beginning of the period (reset annually) plus 100 basis points times the Company's average invested assets (excluding assets in trust accounts related to the economically defeased preferred stock) times one minus the Company's actual tax rate on investment income and realized and unrealized gains (losses). Adjusted Book Value is calculated by taking the Company's GAAP shareholders' equity (on an as converted/as diluted basis) and subtracting remaining accretion to face value related to the Company's economically defeased preferred stock.

        For the 2007-2009 award cycle, the Committee set a performance range where 0% of targeted shares will be granted at 6% GIBVPS or lower and 200% of targeted shares will be granted at 20% GIBVPS or higher, pro-rated for various levels of performance across this range. The Compensation Committee determined that the targeted per share value for the 2007-2009 award cycle be calculated using the share price at the beginning of the cycle period increased by 13% per year less estimated dividends.

Stub Cycle Awards

        In February 2007, in order to more closely align management's interests with the Company's shareholders in light of the initial public offering, the Committee canceled outstanding performance shares and phantom performance shares for the 2005-2007 and 2006-2008 performance cycles that were denominated in White Mountains common shares and replaced the awards with two performance share grants for "stub cycles", a one-year 2007 performance cycle and a two-year 2007-2008 performance cycle, respectively, denominated in our common shares.

        The number of performance shares granted under the replacement awards was determined by dividing the average price of a White Mountains common share over the ten trading days immediately preceding November 9, 2006, the date of our initial public offering, by $25.00, our initial public offering price, and then multiplying the number of performance shares or phantom performance shares in the canceled grants by this "replacement ratio". The replacement grants and the canceled grants are intended to be of equivalent economic value.

        The performance goals for the stub cycles were based on 13% annual GIBVPS. GIBVPS for the stub cycle awards is defined in the same way as for the 2007-2009 award cycle. The payout percentage for the 2007 performance cycle (which can range from 0% to 200% of target) will also take into account White Mountains' growth in intrinsic business value per share for 2005 and 2006, and the payout percentage for the 2007-2008 stub cycle (which can range from 0% to 200% of target) will also take into account White Mountains' GIBVPS for 2006.

        In February 2008, the Committee approved payments under the 2007 stub cycle awards. See "2008 OneBeacon Compensation Committee Activity" on page 18. Also see "—Summary Compensation Table" on page 21 and "—Grants of Plan-Based Awards Table" on page 22.

        Other than the stock options granted to certain executives and key employees in anticipation of the initial public offering described below, there are no other options outstanding and the Committee does not currently have plans to grant any additional options.

        While there were no outstanding restricted stock or restricted stock unit awards outstanding as of December 31, 2007, the Committee recognizes that restricted stock and restricted stock unit awards may be an appropriate tool to aid in recruiting executives from other companies where sizable "in-the-money" awards would be forfeited prior to vesting. The Company's Long-Term Incentive Plan provides for the possibility of restricted stock and restricted stock unit awards should the Committee so choose. In February 2008, the Committee granted restricted stock unit awards to each active employee who had stock options granted in connection with the initial public offering in 2006. See "—2008 OneBeacon Compensation Committee Activity" on page 18.

Compensation Mix

        We have not established any formulas for determining the appropriate mix of short-term and long-term compensation. As previously stated, we emphasize long-term performance-based compensation. For example, Mr. Miller's total 2008 compensation reflects a long-term incentive award with a target value of approximately $5,000,000, or approximately 85% of his total target compensation.

Other Elements of Compensation

Retirement Benefits

        We have no active pension plans. Benefit accruals under all qualified pension plans and all supplemental pension plans were frozen for all employees in 2002. None of our executive officers is eligible to participate in or receive payments under any of our frozen pension plans.

        Executive officers and other key employees may participate in our non-qualified deferred compensation plan. Under the plan, participants may defer all or a portion of their compensation, which may be invested in various investment options including the OneBeacon Stock Fund which tracks the value of our common shares and the White Mountains Stock Fund which tracks the value of White Mountains common shares. None of the investment options offered under these plans provides above-market rates of interest.

        All of our employees may participate in our qualified 401(k) Savings and Employee Stock Ownership Plan. We do not provide supplemental retirement benefits to any employees in connection with these plans.

Perquisites

        Because of our belief in emphasizing performance-based compensation, we generally do not offer perquisites to our executive officers other than as described below and in the Summary Compensation Table on page 21 of this proxy statement. The perquisites that we offer our executives primarily consist of housing/relocation allowance and related tax reimbursements.

        We also allow Mr. Miller to use corporate aircraft for personal reasons. These trips are considered a perquisite and $138,214, representing the actual out-of-pocket cost to the Company of the personal flights, is included in Mr. Miller's total compensation in the Summary Compensation Table on page 21. Other personal trips were reimbursed by Mr. Miller at their full cost to the Company and are not considered perquisites. At its February 26, 2008 meeting, the Committee reconfirmed its authorization for Mr. Miller to use corporate aircraft for personal reasons and also established an annual cap on such trips of $125,000. From time to time, an executive officer may take his or her spouse or other family members with him on a business trip using corporate aircraft. In this instance, we do not include the aggregate incremental cost to the Company to provide that portion of the flight in the executive's total compensation in the Summary Compensation Table because the additional passenger(s) do not increase the aggregate incremental cost of the flight. However, we impute to the executive's income the Standard Industry Fare Classification (SIFL) amount for the spouse and/or family's flight as required by the Internal Revenue Code. No other Named Executive Officer used corporate aircraft for personal reasons in 2007.

        Our executive officers also participate in other employee benefit plans on the same terms as our other employees. These plans include medical and health insurance, life insurance and charitable gift matching.

Board Fees

        Our executive officers, and White Mountains' executive officers, do not receive director fees for serving on the Company's or subsidiaries' boards of directors.

Employment Agreements

        We have no long-term employment agreements with our executive officers except those that govern their responsibilities and duties to the Company and its subsidiaries. All executive officers are deemed "at will" employees as are all OneBeacon employees. Certain of our NEOs have severance arrangements within their employment offer letters. The details of these agreements are disclosed in "—Employment Offer Letters" beginning on page 22.

Severance Arrangements

        We do not have a formal severance policy; any recommended severance payment to an executive officer other than that set forth in an employment offer letter would be at the sole discretion of the Committee.

Change in Control

        We have no change in control agreements with our executive officers or key employees. All long-term compensation instruments carry "double trigger" change in control provisions, and will vest if (i) there is a change in control in OneBeacon and (ii) within 24 months of the change in control, the recipient is terminated, other than for cause. A change in control will be defined as (i) a third party acquiring more than 35% of OneBeacon's common shares (on an economic basis) and more of OneBeacon's common shares than White Mountains owns (also on an economic basis), (ii) the continuing directors ceasing to constitute a majority of the OneBeacon board, or (iii) OneBeacon disposing of substantially all of its assets to a third party. If both triggers are pulled, the manager in question will vest in (i) 100% of his or her options and (ii) the pro rata portion of his or her performance shares earned at the time of the termination at an assumed 100% payout percentage. The change in control provisions of our long-term incentive plans are described in more detail on page 27 under the heading "—Potential Payments Upon Termination or Change in Control—Provisions of our Long-Term Incentive Plans."

Stock Ownership Guidelines

        We do not currently have specific stock ownership guidelines. The Committee recognizes that a significant portion of executive compensation is in performance shares thus directly tied to the Company's stock performance over the long term. The Committee may review whether stock ownership guidelines are appropriate at some future date.

The OneBeacon Compensation Committee

        Our Compensation Committee is currently comprised of three members: Lowndes A. Smith, Chair, Lois W. Grady, and Kent D. Urness. In March 2007, Allan L. Waters resigned from the Committee because he was named as President and Chief Executive Officer of White Mountains Re Group Ltd.

The Board has determined that each member of the Compensation Committee is (i) independent in accordance with the New York Stock Exchange Listing Standards, (ii) a non-employee director as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended and (iii) an outside director as that term is defined in Section 162(m) of the Internal Revenue Code.

Our Compensation Process

        The Committee, consistent with its charter, reviews and approves the corporate goals and objectives relevant to the CEO, evaluates the CEO's performance in light of these goals and objectives, certifies the performance metrics of our short-term and long-term incentive plans and determines and approves the CEO's compensation based on this evaluation. Additionally the Committee looks to the CEO to evaluate and discuss his senior team's performance with the Committee at least annually, and to make recommendations to the Committee as to their salary, annual incentive targets, annual incentive payments, long-term incentive grants and long-term incentive payments. The Committee is responsible for approving all compensation for the officers who directly report to the CEO and the other executive officers.

        The Compensation Committee relies on Mr. Miller and Mr. Schmitt for assessing, designing and recommending compensation programs, plans, and awards for executives and directors subject to Committee approval and for administering approved programs for its non-executive officers and employees within the parameters of plan design and Committee direction. Messrs. Miller and Schmitt attend Committee meetings and, at the Committee's request, present management's analysis and recommendations regarding various compensation programs, actions and awards. The Committee, from time to time, meets in executive session without management except as requested by the Committee.

        At each Committee meeting, the Committee looks to Messrs. Miller and Schmitt to report performance to date under the Company's annual and long-term incentive plans and to present and discuss the accompanying metrics and financials. At least once each year, the Committee will look to Messrs. Miller and Schmitt to present their recommendations for the next cycle's incentive compensation performance objectives, pool size and executive participants, taking into consideration external competitive benchmarks and anticipated economic value creation over each plan's three-year performance cycle.

Compensation Consultant

        The Committee, in conjunction with management, engaged the services of an external compensation consulting firm, Watson Wyatt, to assist in benchmarking executive compensation, to assess the overall competitiveness of our executive compensation programs, and to make recommendations regarding total compensation, relative mix of the various elements of executive compensation and other plan design considerations that best support our compensation philosophy and principles.

        The following companies were identified as peer companies in 2007 for the purposes of benchmarking executive compensation:

Berkley	Cincinnati Financial	Hanover Insurance Group
Commerce Group	Harleysville Group	HCC Insurance Holdings
Markel	Ohio Casualty*	Old Republic International
Safeco	Selective Insurance Group	Philadelphia Consolidated Holdings
  *
  now part of Liberty Mutual

        The consultant found that total pay opportunities for executives are generally within a competitive range, but at the low end of the range for our top executives, especially in light of the relatively greater risk profile of the pay package—a significant portion of total compensation in long-term performance-

based compensation where 0% is payable at threshold performance. The consultant recommended to the Committee that it consider raising the historically established salary cap of $400,000 given the compression effect it was having on top executive base salaries and the salary positioning of top executives at levels generally below the 25th percentile. The consultant also suggested that the Committee consider increasing the current 50% target bonus for top executives given that they observed that our short-term incentive target opportunities are generally below market. Notwithstanding the above recommendations, the benchmarking study found that the overall executive compensation program is functioning as intended—as a high leverage, high risk, performance-based program.

        The Committee believes that it should coordinate with management in working with a consultant to ensure seamless administration and clear communication between all parties. However, the Committee engaged the consultant and has the ability to terminate the consultant. The consultant reports directly to the Committee. The Committee may, from time to time, commission work independent of management's knowledge or involvement, such as specific benchmarking with respect to the CEO's compensation. The Committee may request that the consultant meet with the Committee, sometimes in executive session, from time to time as necessary or appropriate.

2008 OneBeacon Compensation Committee Activity

        On February 26, 2008, the Committee met and approved all elements of compensation for Mr. Miller, his direct reports and the other executive officers. The Committee also established performance factors for the 2008 MIP and 2008-2010 performance cycle under the 2007 Long-Term Incentive Plan. The Summary Compensation Table and the 2007 Options Exercises and Stock Vested Table detail the pertinent compensation information for the Named Executive Officers. Set forth below is a summary of the rationale for the Committee's compensation actions as well as a disclosure of actions that fall outside of the base salary and annual cash incentive awards.

        The Committee determined that the $400,000 cap on annual base salaries of senior executives was no longer appropriate. The Committee's conclusion was supported in part by the benchmarking information provided by the compensation consultant. In making its determinations with respect to 2008 annual base salary levels, MIP targets and LTIP awards for the NEOs, the Committee reaffirmed its compensation philosophy that, to maximize shareholder value over the long term, more emphasis should be placed on long-term performance-based compensation relative to short-term compensation such as base salary. In conjunction with this determination, the Committee approved an increase to Mr. Miller's 2008 salary to $500,000. The Committee determined that the increase to Mr. Miller's annual base salary was appropriate based upon its continued preference to underweight base salary relative to peer competitors in favor of variable, performance-based compensation and supported by the findings of the consultant. Also based on its compensation philosophy supported by the work of the consultant, the Committee approved base salary increases for two of the other NEOs, Mr. Carnase and Mr. Rehnberg, to $400,000 each, and elected to leave Mr. Archimedes' and Mr. McDonough's salaries unchanged.

        The Committee approved an increase in Mr. Miller's annual bonus target to 75% beginning in 2008. The consultant's findings indicated an increase in annual bonus target for the CEO position was warranted. The Committee evaluated the consultant's data in light of its compensation philosophy and determined that the MIP targets for the other NEOs did not need to change from 2007 target levels.

        The Committee also granted Mr. Miller a Long-Term Incentive Plan Award for the 2008-2010 cycle at a target value of $5 million. As mentioned above, based upon the Committee's belief in underweighting short-term compensation relative to long-term performance based compensation, supported by the work of the consultant, the Committee determined that it was appropriate to increase Mr. Miller's target performance award by $1 million as compared with his 2007-2009 performance cycle award. For the same reasons, the Committee also agreed to make targeted LTIP awards to Mr. Carnase and Mr. Rehnberg of $1.5 million each (up from their 2007 awards of $800,000) and to Mr. McDonough of $800,000, identical to his 2007 award. The Committee did not make a 2008 LTIP award to Mr. Archimedes in light of Mr. Archimedes' intention to begin to transition towards retirement over the next few years.

        The Committee approved payments for the OneBeacon 2005-2007 Long-Term Incentive award cycle (LTIP). See "—Summary Compensation Table" on page 21 and "—OneBeacon Performance Unit Plan" on page 23 for a discussion of the performance and resulting payouts under the plan. Of the Named Executive Officers, each of Mr. Miller, Mr. Carnase and Mr. Archimedes also received approved payments under the OneBeacon 2007 "stub cycle" award. As described above, in February 2007, as a result of the initial public offering, the Committee canceled previously awarded White Mountains performance share awards and granted replacement, OneBeacon-specific "stub cycle" awards of approximate equivalent target value for the remaining period of the outstanding performance period. See "—Grants of Plan-Based Awards Table" on page 22 and "—OneBeacon Performance Share Plan" on page 24 for a discussion of the performance and resulting payouts under the plan.

        In 2006, in connection with the initial public offering, the OneBeacon Committee approved a stock option grant for executives and other selected senior managers (the "IPO Options") that was intended to have a value at target of $22.5 million in aggregate. While it was intended that the target value should be realized if the total return to OneBeacon shareholders (stock price appreciation and dividends) was 13% per year over the life of the options, no mechanism was included in the options to reflect the contribution to total return from the regular quarterly dividend. As a result, without a correction, OneBeacon would have to achieve a total return (including expected regular quarterly dividends) of more than 16% per year for the $22.5 million target value to be realized.

        Accordingly, the Committee approved a grant of Restricted Stock Units (RSUs) with a targeted value that addresses the shortfall described above. Awards of RSUs were made proportionately to each of the actively employed IPO Option recipients, including to each of the NEOs. The RSUs are subject to the same vesting requirements as the IPO Option grant but also have an additional performance hurdle for vesting of 4% Growth in Adjusted Book Value per Common Share to ensure deductibility under Section 162(m) of the Internal Revenue Code. Upon vesting, the restricted stock units will be mandatorily deferred into one of the Company's non-qualified deferred compensation plans and will be paid out in 2012 in cash or shares at the discretion of the Committee.

        The Committee also set the 2008 OneBeacon Management Incentive Plan objectives which will be the basis on which they will ultimately determine the overall Company performance factor for 2008 performance. The objectives are consistent with the Company's stated long-term financial goals and substantially meeting these objectives will yield an expected payment at or near target.

        The Committee also established target performance for the 2008-2010 Long-Term Incentive Plan performance share award cycle of 11% annual growth in intrinsic business value per share, or GIBVPS, with a performance range of 4% to 18%. This represents a decrease from the 13% target GIBVPS under the 2007-2009 award cycle, however, the Committee believes that 11% is an appropriate target given the softening insurance markets and continuing low interest rate environment. For purposes of the 2008-2010 award cycle, GIBVPS is calculated using an average of the following two metrics: Underwriting Return on Equity; and Adjusted Book Value per Common Share. The Committee determined to change the definition of GIBVPS with respect to the 2008-2010 award cycle and for future award cycles by removing the Growth in the Company's Price per Common Share, including dividends metric that was included in the 2007-2009 award cycle. The Committee made this change to reduce the leverage that market value has on the evaluation of management performance. The Committee is comfortable with the underlying currency of performance shares being share price and that the alignment with long-term shareholder interests is best preserved by the combination of the changed definition of GIBVPS and a share-based currency.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee of Company's Board of Directors has submitted the following report for inclusion in this proxy statement:

        Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

        The foregoing report is provided by the following directors, who constitute the Committee:

Lowndes A. Smith, Chairman
Lois W. Grady
Kent D. Urness

Summary Compensation Table

        The following table sets forth the cash compensation paid by us and our subsidiaries, as well as certain other compensation paid or accrued, for the fiscal year ended December 31, 2007, to our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers (the "Named Executive Officers") for such year. None of our Named Executive Officers is eligible to participate in our pension plans. The Company does not pay above-market earnings in its non-qualified deferred compensation plans.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total($)

T. Michael Miller, President and CEO	2007 2006	400,000 400,000	250,000 1,950,815	1,228,659 2,069,765	270,603 45,129	2,033,590 851,984	147,889 198,439	4,330,741 5,516,132

Paul H. McDonough, Chief Financial Officer	2007 2006	375,000 366,346	249,846 1,479,726	269,769 111,251	72,161 12,034	791,482 306,181	10,055 11,533	1,768,313 2,287,071

Kevin J. Rehnberg, Senior Vice President—Specialty Lines, OneBeacon Insurance Company	2007	293,269	345,000	269,769	60,134	796,875	9,675	1,774,722

Andrew C. Carnase, Senior Vice President—Commercial Lines, OneBeacon Insurance Company	2007 2006	286,538 247,307	192,000 200,000	123,430 221,212	72,161 12,034	793,408 379,665	9,675 9,426	1,477,212 1,069,644

Alexander C. Archimedes, Senior Vice President—Personal Lines, OneBeacon Insurance Company	2007 2006	293,269 268,269	180,000 199,375	205,243 327,171	60,134 10,029	678,441 331,504	8,781 8,490	1,425,868 1,144,838

(1)
Represents 2007 annual bonus compensation for each individual unless otherwise stated. Mr. McDonough's bonus compensation consists of $234,375 annual bonus and a $15,471 supplemental salary payment pursuant to his employment agreement. Mr. Rehnberg's bonus compensation consists of a $195,000 annual bonus and a supplementary payment of $150,000 pursuant to his employment agreement. Messrs. Miller and McDonough's 2006 bonus compensation included sign-on bonuses and one-time bonuses related to the successful completion of the Company's initial public offering. See "—Employment Offer Letters."

(2)
Represents amounts recorded during 2007 as compensation expense under FAS 123R for outstanding performance share awards under the 2007, 2007-2008, and 2007-2009 cycles without regard to estimated forfeitures. Amounts recorded for Messrs. Miller, Archimedes and Carnase include the release of 2005-2007 and 2006-2008 phantom share awards cancelled in February, 2007 in connection with the grant of replacement awards denominated in the Company's common shares. There were no forfeitures among the Named Executive Officers during 2007. See "—Grants of Plan-Based Awards" and "—Outstanding Equity Awards at Fiscal Year End." For a discussion of the assumptions used in calculating the fair value of the awards under FAS 123R, see Note 10 of the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission on February 29, 2008 ("Note 10").

(3)
Represents amounts recorded during 2007 as compensation expense under FAS 123R for outstanding option awards without regard to estimated forfeitures. There were no forfeitures among the Named Executive Officers during 2007. See "—Outstanding Equity Awards at Fiscal Year End." For a discussion of the assumptions used in calculating the fair value of the awards under FAS 123R, See Note 10. Each option has a per share exercise price of $30.00. The options will vest in equal installments on each of November 9, 2009, 2010 and 2011. The term of the option is five and a half years.

(4)
Represents amounts earned under the performance unit plan for the 2005-2007 performance cycle. These awards were paid in March 2008. Performance units are incentive awards that are payable upon completion of pre-defined business goals, are settled in cash and do not fall within the scope of FAS 123R. See "—OneBeacon Performance Unit Plan".

(5)
Represents Company contributions to the 401(k) Savings and Employee Stock Ownership Plan unless otherwise stated. Mr. Miller's other compensation consists of $138,214 in personal use of Company provided aircraft. For the first quarter of 2007, the Company provided parking to Mr. McDonough at no aggregate incremental cost to the Company. Although there was no aggregate incremental cost to the Company associated with the provision of the parking spot, the Company included $1,005, representing a portion of the fair market value of the parking spot, in Mr. McDonough's taxable income for 2007. The Company provided Mr. McDonough with a related tax reimbursement. All perquisites, including personal use of Company-provided aircraft, were valued based upon the aggregate incremental cost to the Company, which was the actual out-of-pocket cost to the Company to provide the benefit.

Grants of Plan-Based Awards

        The following table summarizes the plan-based awards granted to the Named Executive Officers in the fiscal year ended December 31, 2007:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)
Grant Date Fair Value of Stock and Option Awards(3)
		Non- Equity Incentive Plan Awards (#)								Exercise Or Base Price of Option Awards ($/Sh)

Name	Grant Date(2)		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

T. Michael Miller	2/20/2007 2/20/2007 2/20/2007					0 0 0	106,411 75,570 68,700	212,822 151,140 137,400			2,968,867 2,108,403 1,916,730

Paul H. McDonough	2/20/2007 2/20/2007					0 0	21,282 8,244	42,564 16,488			593,768 230,008

Kevin J. Rehnberg	2/20/2007 2/20/2007					0 0	21,282 8,244	42,564 16,488			593,768 230,008

Andrew C. Carnase	2/20/2007 2/20/2007 2/20/2007					0 0 0	21,282 8,244 4,008	42,564 16,488 8,016			593,768 230,008 111,823

Alexander C. Archimedes	2/20/2007 2/20/2007 2/20/2007					0 0 0	21,282 8,244 7,557	42,564 16,488 15,114			593,768 230,008 210,840

(1)
Consists of performance share awards granted under the OneBeacon Long-Term Incentive Plan. At our February 2007 Compensation Committee meeting, the performance shares and phantom performance shares outstanding with respect to the 2005-2007 and 2006-2008 performance cycles, which were denominated in White Mountains shares, were canceled. The canceled grants were replaced with two performance share grants for "stub cycles" under the OneBeacon Long-Term Incentive Plan, a one-year 2007 performance cycle and a two-year 2007-2008 performance cycle, respectively. The new performance shares will be denominated in our common shares, and will be payable in cash or our common shares at the discretion of the Compensation Committee. See "—OneBeacon Performance Share Plan".

(2)
Represents in descending order by Named Executive Officer the 2007-2009, 2007-2008 and 2007 performance cycles, respectively. Each of Messrs. McDonough and Rehnberg has awards under the 2007-2009 and the 2007-2008 performance cycles.

(3)
Represents the grant date fair value of the performance shares awarded during 2007, as determined in accordance with FAS 123R without regard to forfeitures. There were no forfeitures among the Named Executive Officers during 2007. For a discussion of the assumptions used in calculating the fair value of the awards under FAS 123R, see Note 10. Actual amounts paid in March 2008, for the 2007 performance cycle, based on a performance factor of 62.9% under the plan and the average of the high and the low share prices of OneBeacon common shares on February 26, 2008, the date of the Company's Compensation Committee meeting, were as follows: Mr. Miller—$948,078; Mr. Carnase—$55,311; and Mr. Archimedes—$104,289. See "—2007 Options Exercised and Stock Vested Table". Assuming achievement of a maximum performance factor, the grant date fair value of the 2007-2008 and 2007-2009 performance share awards are as follows: Mr. Miller—$4,216,806 and $5,937,734; Mr. McDonough—$460,015 and $1,187,536; Mr. Rehnberg—$460,015 and $1,187,536; Mr. Carnase—$460,015 and $1,187,536; and Mr. Archimedes—$460,015 and $1,187,536.

Employment Offer Letters

Offer Letter for Mr. Miller

        Pursuant to his April 2005 employment offer letter, Mr. Miller was provided, in addition to our customary benefits, a sign-on bonus of $1,000,000 ($500,000 of which was paid in 2005 and $500,000 of which was paid in 2006) and a guaranteed annual bonus of no less than $200,000 for each of 2005, 2006 and 2007. He received annual incentive bonuses of $300,000 for 2006 and $250,000 for 2007, respectively. See "—Summary Compensation Table."

Offer Letter for Mr. McDonough

        Pursuant to his December 2005 employment offer letter, Mr. McDonough was provided, in addition to our customary benefits, with a sign-on bonus of $525,000 which was paid in 2006. Mr. McDonough also was provided with a monthly payment of $1,200 for 20 months and a related tax reimbursement, a portion of which was paid in a lump sum during 2006, and the remainder of which was paid in a lump sum in early 2007. See "—Summary Compensation Table." Mr. McDonough's offer letter provides that under certain circumstances if his employment is terminated, he is entitled to a separation payment equal to two years of salary and bonus.

Offer Letter for Mr. Rehnberg

        Pursuant to his May 2005 employment offer letter, Mr. Rehnberg was provided, in addition to our customary benefits, with a supplemental annualized payment of $150,000 paid bi-weekly through February 29, 2008. Mr. Rehnberg's offer letter provides that under certain circumstances if his employment is terminated, he is entitled to a separation payment equal to twelve months of salary.

Offer Letter for Mr. Carnase

        Mr. Carnase's offer letter provides that under certain circumstances if his employment is terminated, he is entitled to a separation payment equal to twelve months of salary.

Management Incentive Plan (MIP)

        Our Board of Directors set target awards for the 2007 MIP at 50% of base salary for the Named Executive Officers. Target performance was a 96% GAAP combined ratio for our primary insurance operations, computed on a calendar year basis. The Compensation Committee took the level of achievement of the following additional performance factors into account when establishing the size of the MIP bonus pool: expanding and integrating business opportunities, adapting to changing demands, continuing to manage aggregate catastrophic exposures for wind, earthquake, flood and terrorism, and completing transactions that build long-term economic value. Based upon satisfaction of the performance goals, the Compensation Committee determined to payout at 125% of target under the 2007 MIP.

OneBeacon Performance Unit Plan

        Performance units represent the right to receive cash if specified performance goals are satisfied with respect to an award in a specified performance cycle. They are incentive awards that are payable upon completion of pre-defined business goals, are settled in cash and do not fall within the scope of FAS 123R. The total value earned by a participant with respect to an award of performance units is equal to the value of each performance unit on the date of payment determined by our compensation committee multiplied by the number of performance units earned over the performance cycle. Each of the performance units held by the Named Executive Officers was initially valued at $100.

        The value of the performance units granted increases or decreases based upon the Company's after-tax underwriting return on capital, or after-tax UROC, with respect to the 2005-2007 performance cycle, compounded annually for the three years of the performance cycle. The number of performance units payable depended upon the Company's adjusted GAAP combined ratio. From January 1, 2005 to December 31, 2007, the annual after-tax UROC averaged approximately 13.4%. The Company's average adjusted GAAP combined ratio for the period was 93.4%. The Compensation Committee in February 2008 determined that the performance versus the target established at the beginning of 2005 yielded a performance factor of 132% of target which resulted in the payouts included herein.

        The value of the performance units granted with respect to the 2006-2008 performance cycle increases or decreases by our after-tax underwriting return on capital, or after tax UROC, achieved during the performance cycle, compounded annually for the three years of the performance cycle. For the 2006-2008 performance cycle, the target performance unit value is $137 (which assumes an after tax UROC of 11%) and the maximum performance unit value is $171 (which assumes an after tax UROC of 19.5%).

        The number of performance units payable depends on our adjusted GAAP combined ratio. With respect to the 2006-2008 performance cycle, target performance is the attainment of an adjusted GAAP combined ratio of 96%. At an adjusted GAAP combined ratio of 102% or more (threshold), 0% of the target number of performance units awarded will be payable, and at an adjusted GAAP combined ratio of 90% or less (maximum), 200% of the target number of performance units awarded will be payable.

        The adjusted GAAP combined ratio is a proprietary measure which is viewed by us as being indicative of our underwriting performance and UROC is a proprietary measure which is viewed by us as being indicative of our operating performance.

        Awards of performance units are generally forfeited if the holder terminates employment with us prior to the end of the award period. However, prorated awards may be paid in the event of a termination of employment due to death, disability or retirement. In the event of the termination of an employee's employment with us for certain reasons or certain adverse changes in the applicable plan (all as defined in the applicable plan), in each case after a change in control (as defined in the applicable plan), the participant will receive a payment (as specified in the applicable plan) with respect to performance units granted prior to the change in control.

OneBeacon Performance Share Plan

        Performance shares represent the right to receive cash (or, common shares at the discretion of the Compensation Committee) if specified performance goals are satisfied with respect to an award in a specified performance cycle.

        At the beginning of 2007, the Company's executives participated in a plan based on White Mountains' results. In February 2007, outstanding performance share and phantom performance share awards with respect to the 2005-2007 and 2006-2008 performance cycles granted to the Company's executives based on White Mountains' results were cancelled. The canceled grants were replaced with two performance share grants for "stub cycles" under the OneBeacon Long-Term Incentive Plan, a one-year 2007 performance cycle and a two-year 2007-2008 performance cycle, respectively. In addition, at the beginning of 2007, performance share awards were made for the 2007-2009 performance cycle. The new performance shares are denominated in our common shares, and are payable in cash or our common shares at the discretion of the Compensation Committee

        The performance goals for the 2007 performance cycle were based on Growth in Intrinsic Business Value Per Share, or GIBVPS, and the performance goals for the 2007-2008 performance cycle are based on GIBVPS for 2007 and 2008. The payout percentage for the 2007 performance cycle (which can range from 0% to 200% of target) also took into account White Mountains' growth in intrinsic business value per share ("White Mountains GIBVPS") for 2005 and 2006, and the payout percentage for the 2007-2008 stub cycle (which can range from 0% to 200% of target) will also take into account White Mountains' GIBVPS for 2006.

        The performance goals for the 2007-2009 performance cycle are based on OneBeacon's Growth in Intrinsic Business Value per Share, or GIBVPS. The payout percentage for the 2007-2009 performance cycle can range from 0% to 200% of target with a payout at target if the Company achieves a 13% average annual GIBVPS.

        The value of all of the performance shares granted increases or decreases based upon the Company's share price. The number of performance shares payable for all performance cycles depended upon the GIBVPS. From January 1, 2007 to December 31, 2007, the Company's GIBVPS for the period was 7.7%. The Compensation Committee in February 2008 determined that the performance versus the target established at the beginning of 2007 yielded a performance share payout of 62.9% of target which resulted in the payouts included herein.

        Awards of performance shares are generally forfeited if the holder terminates employment with us prior to the end of the award period. Prorated awards may be paid in the event of a termination of employment due to death, disability or retirement. In the event of the termination of an employee's employment with us for certain reasons or certain adverse changes in the applicable plan (all as defined in the applicable plan), after a change in control (as defined in the applicable plan), then the participant will receive a payment (as specified in the applicable plan) with respect to performance shares granted prior to the change in control.

Outstanding Equity Awards at Fiscal Year End

        The following table summarizes the option and stock awards to our Named Executive Officers that were outstanding as of December 31, 2007:

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

T. Michael Miller		277,826		30	5/9/2012			181,981	4,437,387

Paul H. McDonough		74,087		30	5/9/2012			29,526	692,059

Kevin J. Rehnberg		61,739		30	5/9/2012			29,526	692,059

Andrew C. Carnase		74,087		30	5/9/2012			29,526	692,059

Alexander C. Archimedes		61,739		30	5/9/2012			29,526	692,059

(1)
In conjunction with our initial public offering in November 2006, we made a one-time grant of non-qualified options under the OneBeacon Long-Term Incentive Plan. See Note 3 to the Summary Compensation Table.

(2)
Equity incentive plan awards not yet vested as of December 31, 2007 include: (i) performance shares awarded for the 2007-2008 cycle to Mr. Miller (75,570 target performance shares); Mr. McDonough (8,244 target performance shares); Mr. Rehnberg (8,244 target performance shares); Mr. Carnase (8,244 target performance shares); and Mr. Archimedes (8,244 target performance shares); and (ii) performance shares awarded for the 2007-2009 cycle to Mr. Miller (106,411 target performance shares); Mr. McDonough (21,282 target performance shares); Mr. Rehnberg (21,282 target performance shares); Mr. Carnase (21,282 target performance shares); and Mr. Archimedes (21,282 target performance shares). Share amounts and payout values are based on the closing price of the Class A common shares of the Company on December 31, 2007 at an estimated payout of 132.3% of target for the 2007-2008 cycle and 100% of target for the 2007-2009 cycle.

2007 Options Exercises and Stock Vested

        The following table summarizes the performance share awards for the 2007 stub cycle under the OneBeacon Long-Term Incentive Plan that vested during the fiscal year ended December 31, 2007; no options vested during 2007.

	Stock Awards

Name	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(2)

T. Michael Miller	43,212	929,058

Paul H. McDonough

Kevin J. Rehnberg

Andrew C. Carnase	2,521	54,202

Alexander C. Archimedes	4,753	102,190

(1)
Performance share awards granted under the OneBeacon Long-Term Incentive Plan. Represents 62.9% of target shares awarded for the 2007 performance cycle. The shares vested on December 31, 2008 at 62.9% of target and were settled in cash based upon the average of the high and low share prices of OneBeacon common shares on February 26, 2008, the date of the OneBeacon Compensation Committee meeting.

(2)
Based on $21.50, the closing price of OneBeacon common shares on December 31, 2007. Actual amounts paid in March 2008 based on performance under the plan and the average of the high and low share prices of OneBeacon common shares on February 26, 2008, the date of the OneBeacon Compensation Committee meeting, were as follows: M. Miller—$948,078; Mr. Carnase—$55,311.; and Mr. Archimedes—$104,289.

Pension Plan

        Benefit accruals under our qualified defined benefit pension plan and our non-qualified supplemental plan were frozen for all participating employees as of December 31, 2002. None of the Named Executive Officers is eligible for our defined benefit pension plans based on their hire dates.

Deferred Compensation Plan

        The Named Executive Officers are eligible to voluntarily participate in unfunded, non-qualified plans for the purpose of deferring current compensation (each a "Deferred Compensation Plan" and collectively the "Deferred Compensation Plans"). Pursuant to the Deferred Compensation Plans, participants can choose to defer all or a portion of qualifying remuneration payable (consisting of up to 80% of base salary, up to 100% of annual bonus and/or up to 100% of long-term incentive compensation), which can be invested in various investment options including the OneBeacon Stock Fund and the White Mountains Stock Fund. None of the investment options offered under the Deferred Compensation Plan provides an above-market rate of interest.

        All compensation credited to accounts under the Deferred Compensation Plans for the Named Executive Officers has been included in the Summary Compensation Table for the period in which such compensation was earned (subject to deferral).

        The table below presents the contributions, earnings and ending account balances for the Named Executive Officers under OneBeacon's Deferred Compensation Plans for 2007.

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)(2)	Aggregate Earnings in Last FY($)(3)	Aggregate Withdrawals/ Distributions FY($)	Aggregate Balance at Last FYE($)

T. Michael Miller

Paul H. McDonough

Kevin J. Rehnberg

Andrew C. Carnase

Alexander C. Archimedes	$129,952	$—	$72,693	$473,041	$982,577

(1)
Mr. Archimedes' 2007 contribution represents the deferral of a portion of his 2007 non-equity incentive plan compensation payable in March 2007 which was previously reported as compensation in the Company's 2007 Proxy Statement dated April 4, 2007. See "—Summary Compensation Table."

(2)
OneBeacon does not make contributions to the Deferred Compensation Plans.

(3)
Mr. Archimedes' 2007 earnings represent net appreciation in his accounts under the Deferred Compensation Plans based upon the performance of the various investment options in which his accounts are allocated.

Potential Payments Upon Termination or Change in Control

Employment Agreements

        We have no long-term employment agreements with our Named Executive Officers. From time to time, we have entered into short-term employment arrangements with newly hired executives, such as those with Messrs. Miller, McDonough, Rehnberg and Carnase as described above.

Severance Agreements

        We have no formal severance arrangements with our Named Executive Officers, other than those contained in employment arrangements or pursuant to our compensation plans. Severance benefits for our Named Executive Officers, if any, are as disclosed in "Employment Offer Letters" above or as determined by the Compensation Committee from time to time in its sole discretion. Pursuant to their offer letters, each of Messrs. McDonough, Rehnberg and Carnase would have received a separation payout equal to $1,125,000, $300,000 and $300,000, respectively, had any of them been involuntarily terminated on December 31, 2007.

Certain Provisions of Our Long-Term Incentive Plans

        Under our long-term incentive plans, certain events such as retirement, death or disability or a change in control of the Company coupled with involuntary or constructive employment termination or amendment to such plans materially adverse to its participants, may cause stock options to become partially exercisable and performance shares and performance units to become payable in full or in part as outlined below.

        None of our Named Executive Officers would have been entitled to receive any compensation with respect to outstanding award grants under our long-term incentive plans in the event of voluntary termination of employment or retirement on December 31, 2007.

        In the event of death or disability, for awards made under the OneBeacon plans, the Named Executive Officers or their beneficiaries would receive a pro-rated payment based on the number of full or partial months of service during the award period. For awards made under the Long-Term Incentive Plans, the award payment is calculated based on the actual performance attained through the last day of the calendar year in which the death or disability occurred. For awards made under the Performance Unit Plan, the award payment is calculated based on the actual performance attained through the last day of the calendar year in which the death or disability occurred with an assumed performance factor of not less than 50% regardless of actual performance. For Mr. Miller's awards under the White Mountains plans, the award payment is calculated based on the actual performance attained through the last day of the calendar year in which the death or disability occurred with an assumed 100% performance factor, regardless of actual performance.

        In the event of a change in control, followed by involuntary termination, constructive termination, or materially adverse amendment to our Long-Term Incentive Plans within 24 months of the change in control ("qualifying events"), the Named Executive Officers would receive a pro-rated payment based on the full or partial months that have elapsed during the award period, an assumed performance factor of 100% without regard to actual performance, based upon the unit value as of the last day of the calendar quarter prior to the qualifying event. Performance shares granted under the Long-Term Incentive Plans would be pro-rated based on the full or partial months that the employee was employed by the Company during the award period and an assumed performance factor of 100%. For Mr. Miller's awards under the White Mountains Unit Plan, Mr. Miller would be entitled to a pro rata vesting of his performance units at up to 200% of target (and not less than target). Performance shares granted under the White Mountains Long Term Incentive Plan would be valued based on an assumed 200% performance factor and the greater of the market value of a share immediately prior to the change in control, or the market value of a share immediately prior to the date the qualifying event occurs.

        Our long-term incentive plans do not provide for tax reimbursements for excess parachute payments that may result from a change in control.

Required Maximum Payouts(1)

Name		Involuntary Termination/ Separation($)	Voluntary Termination/ Retirement($)(2)	Death or Disability($)(3)	Change in Control with Termination($)(4)

T. Michael Miller	LTIP Severance	— —	—	5,800,741 —	7,878,600 —

Paul H. McDonough	LTIP Severance	— 1,125,000	— —	1,485,801 —	1,189,601 —

Kevin J. Rehnberg	LTIP Severance	— 300,000	— —	1,491,193 —	1,193,686 —

Andrew C. Carnase	LTIP Severance	— 300,000	— —	1,547,530 —	1,277,232 —

Alexander C. Archimedes	LTIP Severance	— —	— —	1,485,517 —	1,266,439 —

(1)
Based upon $21.50, the closing price of OneBeacon Class A common shares on December 31, 2007.

(2)
None of the Named Executive Officers would be entitled to retirement payment under any of our Long-Term Incentive Plans.

(3)
These amounts include the compensation associated with performance shares for the 2007 cycle and performance units for the 2005-2007 performance cycle that were earned by the Named Executive Officers on December 31, 2007 and paid in March 2008. All amounts shown except for Mr. Miller's 2005-2007 and 2006-2008 White Mountains performance units are shown based upon estimated payouts of 69.4% of target for the 2007 cycle, 132.3% of target for the 2007-2008 cycle and 100% of target for the 2007-2009 cycle. Mr. Miller's estimated payout includes 2005-2007 and 2006-2008 White Mountains performance units valued at 100%. These amounts exclude accelerated vesting of out-of-the money stock options (resulting from death or disability) that were not otherwise vested at December 31, 2007.

(4)
These amounts include the compensation associated with performance shares and performance units for the 2005-2007 performance cycle and performance shares for the 2007 performance cycle that were earned by the Named Executive Officers on December 31, 2007 and paid in March 2008. All amounts shown except for Mr. Miller's 2005-2007 and 2006-2008 White Mountains performance units are valued at 100% of target. Mr. Miller's estimated payout includes 2005-2007 and 2006-2008 White Mountains performance units valued at 200% of target.

COMPENSATION OF DIRECTORS

        The following table summarizes the compensation paid to our directors in the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total($)

Lowndes A. Smith(2)	$211,500	$75,000	$286,500

Kent D. Urness(3)	$181,904	—	$181,904

Lois W. Grady(4)	$111,000	—	$111,000

Morgan W. Davis(4)	$18,000	$75,000	$93,000

Richard P. Howard(4)	$10,000	$75,000	$85,000

Ira H. Malis(5)	$75,750	—	$75,750

Allan L. Waters(6)	$8,000	—	$8,000

(1)
Represents annual Board retainer based upon the grant date fair value of the shares, as determined in accordance with FAS 123R. For a discussion of the assumptions used in calculating the fair value of the awards under FAS 123R, see Note 10.

(2)
Includes meeting fees and retainers as follows: annual Board retainer; Chairman of the Board retainer; Chairman of Compensation Committee retainer; and Audit Committee retainer.

(3)
Includes meeting fees and annual retainers as follows: annual Board retainer; and Chairman of Audit Committee retainer. Kent D. Urness was elected as a director in February 2007 and became Chairman of the Audit Committee in March 2007 following the resignation of Mr. Waters. Fees shown for Mr. Urness reflect pro-rated retainers from the date of election to May 2007 and the 2008 annual retainers.

(4)
Includes annual Board retainer and meeting fees.

(5)
Includes meeting fees and pro-rated retainers as follows: annual Board retainer; and Audit Committee Retainer. Mr. Malis was elected as a director in August 2007.

(6)
Mr. Waters resigned from the Audit Committee and Compensation Committee in March 2007, when he became an employee of White Mountains, and from the Board in May 2007.

        Our directors who are not employed by us or White Mountains (excluding for this purpose American Centennial Insurance Company) are entitled to the following compensation for service on the Board of Directors and Board committees:

  •
  Annual compensation of $75,000 for each member of the Board, $150,000 annually for the Chairman of the Board, $50,000 annually for the Chairman of the Audit Committee, $10,000 annually for each member of the Audit Committee and $7,500 annually for each committee chairperson, other than the Audit Committee Chairman; and

  •
  Each director will receive a fee of $2,000 for each meeting of the Board or meeting of any committee on which he or she serves that he or she attends.

        Directors may elect to receive shares in lieu of cash for the annual retainer, and, beginning with respect to the 2008 retainer, may further elect to defer the annual retainer into the Company's Deferred Compensation Plan. We reimburse our directors for reasonable costs and expenses incurred in connection with attendance at Board and Board committee meetings.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Approval of Related Person Transactions

        The Audit Committee pursuant to its Charter reviews and approves all related or affiliated party transactions. For purposes of the Audit Committee's oversight responsibility, a related or affiliated party transaction is defined as any transaction that is required to be disclosed in the Company's proxy statement—a transaction of more than $120,000 in which the Company and a director, executive officer or 5% or more shareholder or their immediate family members are participants and have a direct or indirect material interest. In addition, pursuant to a provision in the Company's Bye-Laws, any transaction between the Company and White Mountains or any officer, director or employee of White Mountains or any of their affiliates must be approved either by a majority (a) of the disinterested directors or (b) holders of a majority of common shares, excluding common shares held by White Mountains. In the course of its review and approval of a disclosable related party transaction, the Audit Committee or the disinterested directors as the case may be considers:

  •
  the nature of the related person's interest in the transaction; and

  •
  the material terms of the transaction, including, without limitation, the amount and type of transaction.

        Any member of the Audit Committee who is a related person with respect to a transaction under review, or any director or officer of White Mountains who is also a director of the Company, may not participate in the deliberations or vote respecting approval of the transaction but may be counted in determining the presence of a quorum at a meeting of the Audit Committee or the full Board as the case may be.

Transactions with Related Persons

White Mountains

Separation Agreement

        In connection with the initial public offering of the Company's common shares and a related internal reorganization, the Company entered into a Separation Agreement dated November 14, 2006 with White Mountains to address a number of operational, administrative and financial matters relating to the fact that OneBeacon would no longer be a wholly-owned subsidiary of White Mountains. These matters included, among others, the administration of payroll, employee benefits programs, deferred compensation and 401(k) plans, OneBeacon's travel and logistics office, certain information technology assets and functions and certain agreements with respect to finance and tax arrangements. Pursuant to the Separation Agreement, White Mountains has agreed to indemnify the Company and its subsidiaries, as well as their current and former officers, directors and employees to the extent permitted by law, for any and all claims or actions resulting in losses, expenses or damages relating to or arising out of the business, operation or ownership of any subsidiary company or business owned by the Company or its subsidiaries that, subsequent to OneBeacon's ownership, was a subsidiary or business of White Mountains (but no longer a subsidiary or business of OneBeacon). For the year ended December 31, 2007, OneBeacon recorded expenses of $1.0 million and recorded revenues of $3.3 million for services under the Separation Agreement that OneBeacon received from or provided to White Mountains and its subsidiaries, respectively.

        Included within the Separation Agreement is a provision which describes the indemnification for an increase in taxes recorded in the contingency reserve resulting from certain transactions that took place prior to the initial public offering. It also states that any excess taxes and interest recorded in the contingency reserve will be payable to White Mountains if a final determination results in less cash payment for taxes and interest. As of December 31, 2007, the tax and interest expense recorded on the books and records of the Company for these items is $46.9 million, net of federal benefit.

Registration Rights Agreement

        Also in connection with the initial public offering, the Company entered into a registration rights agreement dated November14, 2006 with White Mountains that provides that White Mountains can demand that the Company register the distribution of its common shares owned by White Mountains ("demand" registration rights). In addition, White Mountains has "piggyback" registration rights, which means that White Mountains may include its shares in any future registrations of the Company's common equity securities, whether or not that registration relates to a primary offering by the Company or a secondary offering by or on behalf of any of the Company's shareholders. These registration rights are transferable by White Mountains. The Company will pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the common shares sold by White Mountains. The registration rights agreement contains customary terms and provisions with respect to, among other things, registration procedures and rights to indemnification in connection with the registration of the common shares on behalf of White Mountains. The Company will register sales of its common shares owned by employees and directors of White Mountains pursuant to employee share or option plans, but only to the extent such registration is required for the shares to be freely tradable.

Investment Management Agreement with White Mountains Advisors LLC

        Prior to the initial public offering, White Mountains Advisors LLC ("WM Advisors") managed the majority of OneBeacon's investments, including the investments of the employee benefit plan portfolios. Prospector Partners, LLC ("Prospector") served as a discretionary advisor with respect to certain assets, specifically publicly-traded common equity and convertible securities, through a sub-advisory agreement with WM Advisors. See "—Investment Management Agreement with Prospector Partners, LLC" on page 35.

        Subsequent to the initial public offering, under agreements dated as of November 14, 2006, November 14, 2007 and November 28, 2007, WM Advisors supervises and directs the fixed income and alternative investment portion of OneBeacon's investment portfolio in accordance with the investment objectives, policies and restrictions described in OneBeacon's investment guidelines (the "Investment Guidelines"), as well as the majority of the investments of the employee benefit plan portfolios.

        Under the agreements, WM Advisors has full discretion and authority to make all investment decisions in respect of the fixed income and alternative investment portion of OneBeacon's investment portfolio as well as the portfolios of the employee benefit plans on OneBeacon's behalf and at OneBeacon's sole risk, and to do anything which WM Advisors deems is required, appropriate or advisable in connection with the foregoing, subject to and in accordance with the Investment Guidelines. The assets of OneBeacon's portfolio as well as the portfolios of the employee benefit plans will be held in one or more separately identifiable accounts in the custody of a bank or similar entity designated by OneBeacon and acceptable to WM Advisors. OneBeacon is responsible for custodial arrangements and the payment of all custodial charges and fees. Prospector continues to serve as a discretionary advisor with respect to the publicly-traded common equity and convertible securities of the employee benefit plan portfolios, through a sub-advisory agreement with WM Advisors. OneBeacon paid $9.5 million in fees for investment management services provided by WM Advisors under this investment management agreement, including $1.5 million in fees paid to Prospector by WM Advisors related to the Company's employee benefit plan portfolios, with respect to services rendered for the fiscal year ending December 31, 2007.

        OneBeacon has agreed to pay annual investment management fees generally based on the quarter-end market values held under custody as set forth in the table below:

Assets Under Management	Annual Fee
Investment Grade Fixed Income:
—Up to $999 million	10.0 basis points
(0.1% or 0.001)
—Next $1-$1.999 billion	8.5 basis points
—Amounts over $2 billion	7.5 basis points
High Yield Fixed Income	25.0 basis points
Hedge Funds, Limited Partnerships and Private Equities	100.0 basis points

        WM Advisors is paid a quarterly fee for treasury management services computed at the annual rate of 1.75 basis points (0.0175%) of the aggregate value of net assets, not to exceed $500,000 in 2007, on an annual basis. For all years thereafter, the annual rate will be 1.75 basis points of the aggregate value of net assets with no limit on the total annual charge.

        WM Advisors provides reports containing a detailed listing of invested assets and transactions in OneBeacon's investment portfolio at least quarterly. OneBeacon reviews periodically the performance of and the fees paid to WM Advisors under the agreements.

        The agreements provide for an initial fixed term of three years from November 14, 2006, which will be extendible by OneBeacon for an additional year (a fourth year) at or prior to the end of the second year of the term, and if so extended, for a second additional year (a fifth year) at or prior to the end of the third year of the term. During such term, the WM Advisors Agreement is terminable by OneBeacon only (i) for cause (including material non-performance by WM Advisors), (ii) if there is a change in control of WM Advisors (for this purpose, a change in control represents 50% or greater change in voting interest of WM Advisors), or (iii) if White Mountains' voting interest in OneBeacon falls below 50%. Following the end of the initial term and any extensions, the agreements may be terminated by either party on 60 days written notice.

Fund American Guarantee

        White Mountains has provided and, pursuant to the Separation Agreement, continues to provide an irrevocable and unconditional guarantee as to the payment of principal and interest (the "Guarantee") on Fund American Companies, Inc. ("Fund American") 5.875% Senior Notes due 2013. In May 2003, Fund American, a wholly-owned subsidiary of the Company, issued $700 million face value of senior unsecured debt through a public offering, at an issue price of 99.7%. The Senior Notes bear an annual interest rate of 5.875%, payable semi-annually in arrears on May 15 and November 15, until maturity on May 15, 2013.

        In consideration of this Guarantee, OneBeacon has agreed to pay a specified fee to White Mountains in the amount of 25 basis points per annum on the outstanding principal amount of the Senior Notes. Such payment will be made on a semi-annual basis in arrears. OneBeacon has further agreed that if White Mountains' voting interest in the Company falls below 50%, OneBeacon will redeem, exchange or otherwise modify the Senior Notes in order to fully and permanently eliminate White Mountains' obligations under the Guarantee (the "Guarantee Elimination"). White Mountains has agreed to provide written notice to OneBeacon when its voting interest in OneBeacon has been reduced below 50%. OneBeacon shall have 180 days from the receipt of such notification to complete the Guarantee Elimination. If the Guarantee Elimination is not completed within the initial 180-day period, the Guarantee fee shall increase by 200 basis points. The Guarantee fee shall further increase by 100 basis points for each subsequent 90-day period thereafter, up to a maximum Guarantee fee of 425 basis points, until the Guarantee Elimination has been completed. All expenses associated with the elimination of the Guarantee will be borne by OneBeacon. The Company paid White Mountains $1.75 million in fees for the provision of the Guarantee for the fiscal year ended December 31, 2007.

Keep-Well

        Fund American's ability to declare or pay dividends is limited and Fund American may not, in certain circumstances, declare or pay any dividend or distribution to any other class or series of stock other than its Series A Preferred Stock without the consent of the holders of a majority of outstanding shares of the Series A Preferred Stock. Under the terms of a Keep-Well Agreement dated November 30, 2004 between White Mountains and Fund American (the "Keep-Well"), White Mountains has agreed to return to Fund American up to approximately $1.1 billion if some or all of that amount is required by Fund American to meet its obligations under the terms of the Series A Preferred Stock. Under the Keep-Well, White Mountains must make any required contributions to Fund American prior to making any distributions to its shareholders. The aggregate amount of distributions that White Mountains may make to its shareholders is limited; the limit increases or decreases by an amount equal to White Mountains' consolidated net income or loss over the remaining life of the Keep-Well. The Keep-Well will expire when all obligations of the Series A Preferred Stock, which is redeemable in May 2008, have been satisfied. See "Irrevocable Grantor Trusts" below for discussion of the creation and funding of an irrevocable grantor trust to economically defease the Series A Preferred Stock.

Irrevocable Grantor Trusts

        In connection with the initial public offering, OneBeacon created two irrevocable grantor trusts and funded them with assets sufficient to make dividend and redemption payments for the $20 million of Series A Preferred Stock which was redeemed in May 2007 and the remaining dividend and redemption payments for $300 million of Series A Preferred Stock that will be redeemed in May 2008. The cash contributed to fund these trusts was used to purchase a portfolio of fixed maturity securities The assets held in trust remain subject to the claims of Fund American's creditors in the event that Fund American becomes insolvent. White Mountains Capital, Inc., a subsidiary of White Mountains, serves as the trustee for the irrevocable grantor trust and receives no fee for the provision of trustee services.

Galileo Guarantees

        In February 2006, one of the Company's subsidiaries, OneBeacon Insurance Company ("OBIC"), agreed to provide guarantees of the obligations of Galileo Weather Risk Management Ltd. ("Galileo") to Galileo's counterparty in certain weather-related product transactions. Galileo is a subsidiary of White Mountains. The guarantees require OBIC to pay the full amount of Galileo's obligations to the counterparty in the event of Galileo's failure to pay these obligations. In the event of a payment, OBIC would be eligible to exercise all of the rights of the counterparty against Galileo.

        As of December 31, 2007, OneBeacon had executed eight guarantees of Galileo transactions, the total principal amount of which was approximately $49.4 million. For the year ended December 31, 2007, Galileo paid OBIC $4,821 in fees for the provision of the guarantees. In the event that the total guaranteed principal amount exceeds the lesser of 5% of OBIC's admitted assets of $3.5 billion at December 31, 2007 or 25% of OBIC's statutory surplus of $1.6 billion at December 31, 2007, OBIC would require the approval of the Pennsylvania Department of Insurance in order to make any further guarantees. OBIC has agreed, at White Mountains' option, to continue to make these guarantees available until October 2008 and will receive from Galileo an annual fee of 25 basis points of the value at risk for providing the guarantees. Pursuant to the Separation Agreement, White Mountains has agreed that it will take appropriate steps to ensure that OBIC will not be called on to make payment on these guarantees.

Esurance Services

  New Jersey Skylands Management, LLC

        Esurance Insurance Services, Inc., a subsidiary of White Mountains ("Esurance"), and New Jersey Skylands Management, LLC, a subsidiary of the Company ("NJSM"), entered into a Transition Services Agreement (the "Transition Services Agreement") dated as of June 28, 2007 and a related Termination Agreement (the "Termination Agreement") dated as of the same date. The Termination Agreement terminated a Claims Administration Agreement dated as of February 1, 2005 between Esurance and NJSM pursuant to which NJSM had been providing claims administration services to Esurance in the State of New Jersey. The Transition Services Agreement provides that NJSM will provide certain transition services to Esurance during the period from July 2, 2007 through February 28, 2009 plus any extension term to enable Esurance to be able to provide such services internally after the transition period. NJSM provides the following services to Esurance pursuant to the Transition Services Agreement: facilities and building services (cubicles; office furniture; common space; conference rooms; telecommunications equipment and services; building management services; and mailroom services); and IT services (network connections; and voice and telecommunications services). Esurance agreed to pay NJSM $21,018 per month for the provision of such services. During 2007, Esurance paid NJSM approximately $126,000 under the Transition Services Agreement and approximately $1,229,000 under the Claims Administration Agreement.

  Claims Counsel Services

        From time to time, the Company provides staff counsel services to Esurance. The Company's staff counsel defends Esurance policyholders when the policyholders are sued by third party tort plaintiffs arising from automobile accidents. The hourly cost of the staff counsels' time is charged to Esurance. In 2007, OBIC billed Esurance $115,000 for counsel services.

Purchase of OneBeacon Common Shares for 401(k) Savings and Employee Stock Ownership Plan

        In March 2007, the OneBeacon 401(k) Savings and Employee Stock Ownership Plan ("ESOP") purchased approximately 645,000 Class B Common shares from Lone Tree Holdings Ltd., a subsidiary of White Mountains, to satisfy the Company's funding obligation for the 2006 performance period under the ESOP. The ESOP purchased the shares for $25.85 per share or approximately $16,670,000, representing the fair market value on the purchase date. Upon purchase, the Class B common shares automatically converted to Class A common shares.

Prospector

Investment Management Agreement with Prospector Partners, LLC

        Prior to the initial public offering, Prospector managed most of the publicly-traded common equity and convertible securities in OneBeacon's portfolio, as well as the employee benefit plan portfolios, through a sub-advisory agreement with WM Advisors. In connection with the initial public offering, OneBeacon entered into an investment management agreement with Prospector dated November 14, 2006, as amended November 14, 2007 and November 28, 2007, pursuant to which Prospector supervises and directs the publicly-traded common equity and convertible securities portion of OneBeacon's investment portfolio in accordance with the investment objectives, policies and restrictions described in OneBeacon's investment guidelines.

        Under the agreements, Prospector has discretion and authority with respect to the portfolio it manages for OneBeacon that is substantially similar to WM Advisors' discretion and authority under its agreements. The assets of OneBeacon's portfolio are held in one or more separately identifiable accounts in the custody of a bank or similar entity designated by us and acceptable to Prospector.

OneBeacon is responsible for custodial arrangements and the payment of all custodial charges and fees. The Company paid Prospector $4.4 million in fees for services rendered with respect to OneBeacon's portfolio during the fiscal year ended December 31, 2007.

        Prospector continues to serve as a discretionary advisor to WM Advisors under the sub-advisory agreement with respect to specified assets in OneBeacon's employee benefit plan portfolios. For fees paid to WM Advisors, including with respect to the sub-advisory agreement, see "—Investment Management Agreement with White Mountains Advisors LLC".

        Under the Prospector investment management agreements, OneBeacon pays annual management fees to Prospector based on aggregate net assets under management according to the following schedule: 1.00% on the first $200 million; 0.50% on the next $200 million; and 0.25% on amounts over $400 million. The agreement has an initial fixed term of three years from November 14, 2006, which is extendible by the Company for an additional year (a fourth year) at or prior to the end of the second year of the term, and if so extended, for a second additional year (a fifth year) at or prior to the end of the third year of the term. The agreement is terminable by OneBeacon only (i) for cause (including material non-performance by Prospector), (ii) if either John D. Gillespie or Richard P. Howard are no longer affiliated with Prospector, (iii) if there is a change in control of Prospector (for this purpose, a change in control represents 50% or greater change in voting interest of Prospector), or (iv) if White Mountains' voting interest in the Company falls below 50%. Following the end of the initial term and any extensions, the Prospector Agreement may be terminated by either party on 60 days written notice. OneBeacon reviews periodically the performance of and the fees paid to Prospector under the agreement.

        Richard P. Howard, a portfolio manager of Prospector, is a director of the Company.

Prospector Managed Limited Partnerships

        At December 31, 2007, OneBeacon had $39.3 million invested in the Prospector Turtle Fund, L.P. and the Prospector Partners Fund, L.P., limited partnerships managed by Prospector. Under the limited partnership agreements, Prospector serves as general partner and general manager of the funds and is paid a management fee by the Company. In addition, the Company allocates a portion of its earnings on the Company's limited partnership interests to Prospector as an incentive fee. The Company paid Prospector $400,000 in management fees and $900,000 in incentive fees for the year ended December 31, 2007.

Other Transactions

        Small Army, Inc. provides marketing and creative services to the Company. Jeffrey R. Freedman, the CEO and owner of Small Army, Inc., is the husband of Jane E. Freedman, the Company's Secretary. In 2007, the Company paid Small Army $203,000 for marketing services.

REPORT OF THE AUDIT COMMITTEE

        In connection with the audit of the Company's financial statements for the year ended December 31, 2007, the Audit Committee has: (1) reviewed and discussed with management and Pricewaterhouse Coopers LLP ("PwC") the Company's audited financial statements for the year ended December 31, 2007, management's assessment of the effectiveness of the Company's internal control over financial reporting and PwC's audit of the Company's internal control over financial reporting; (2) reviewed and discussed with PwC the matters required by Statement of Auditing Standards No. 61, as amended; and (3) received the written disclosures and the letter from PwC required by Independence Standards Board Statement No. 1 and discussed with PwC their independence.

        Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PwC for services performed in 2007 and 2006 (as presented herein) are compatible with maintaining their independence. Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form10-K for filing with the SEC and for presentation to Members at the 2008 Annual Meeting.

        Management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting. The Company's independent registered public accounting firm, PwC, is responsible for expressing its opinion on the conformity of the Company's audited financial statements with Generally Accepted Accounting Principles ("GAAP"). It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PwC. In giving its recommendation to the Board, the Audit Committee has relied on (1) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the reports of PwC with respect to such financial statements.

        The Audit Committee has established a Charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.onebeacon.com.

Submitted by the Audit Committee

Kent D. Urness, Chairman
Ira H. Malis
Lowndes A. Smith

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES

        The OneBeacon Audit Committee has adopted a pre-approval policy which provides that its Audit Committee shall pre-approve the scope and fees for all services performed by PwC. Annually, the OneBeacon Audit Committee receives and pre-approves a written report from PwC describing the elements expected to be performed in the course of its audit of OneBeacon's financials. All other audit, audit-related and non audit-related services rendered by PwC also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis by the Director of Internal Audit or his/her designee through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Committee, provided that the Director of Internal Audit makes a full report of all services pre-approved pursuant to the policy at the next regularly scheduled meeting of the Committee.

        It is the intent of the policy to assure that PwC's performance of audit, audit-related and non audit-related services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services, fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit. Pursuant to OneBeacon's pre-approval policy described above, the OneBeacon Audit Committee pre-approved the engagement of PwC to provide audit and other services to the Company.

        The services performed by PwC in 2007 and 2006 are described below. PwC does not provide any services to the Company prohibited under applicable laws and regulations, such as financial information systems design and implementation. From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC. The independence of PwC is also considered annually by the Audit Committee.

PwC Fees	2007(4)	2006(4)
Audit Fees(1)	$1,964,800	$1,776,088
Audit-Related Fees(2)	188,355	934,267
Tax Fees(3)	108,250	125,246
All Other Fees	0	0
Total	$2,261,405	$2,835,601

    (1)
    The fees in this category were for professional services rendered in connection with (a) the audits of the Company's annual financial statements including the Company's internal control over financial reporting, set forth in the Company's Annual Report on Form10-K, (b) the review of the Company's quarterly financial statements as set forth in its Quarterly Reports on Form 10-Q in 2007 and in White Mountains' consolidated financial statements in its Quarterly Reports on Form 10-Q for 2006, (c) audits of the Company's subsidiaries that are required by statute or regulation, and (d) services that generally only the Company's independent registered public accounting firm reasonably can provide.

    (2)
    The fees in this category were for professional services rendered in connection with (a) accounting and reporting consultations, (b) employee benefit plan audits, (c) financial statement audits, comfort letters and other services in connection with the Company's initial public offering in November 2006, (d) agreed upon procedures reports, and (e) other regulatory reporting.

    (3)
    The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

    (4)
    (a) The fees reported include expense reimbursements of $57,152 and $15,296 in 2007 and 2006, respectively. (b) All fees shown are included in aggregate fees paid by White Mountains for services rendered by PwC during 2006 and 2007 as disclosed in White Mountains' 2007 and 2008 Proxy Statements.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information about our equity compensation plans that authorize the issuance of shares of Company common stock. This information is provided as of December 31, 2007.

	(A)	(B)	(C)
Plan Category	Number of securities to be Issued upon exercise of Outstanding options, Warrants and rights(1)(2)	Weighted average exercise Price of outstanding options, warrants and rights	Number of securities Remaining available for Future issuance under Equity compensation plans (excluding securities reflected in column A)(3)
Equity compensation plans approved by stockholders	0	$0	7,491,117
Equity compensation plans not approved by stockholders	1,274,915	$30.00	2,475,085
Total	1,247,915	$30.00	9,966,202

(1)
Includes shares underlying incentive stock options granted under the OneBeacon Long-Term Incentive Plan (the "2006 Plan") in connection with the initial public offering of the Company in November 2006. The material terms of the Plan are described in Note 10. The option grants are described in footnote 3 to the Summary Compensation Table.

(2)
Excludes performance shares granted to certain members of senior management, including the named executive officers, by the Compensation Committee in February 2007 and February 2008 under the 2006 Plan and the OneBeacon Long-Term Incentive Plan (2007) (the "2007 Plan"). Performance share awards typically are settled in cash although they may be paid in shares at the discretion of the Compensation Committee. See "Executive Compensation-Compensation Discussion and Analysis" and "—Summary Compensation Table".

(3)
Under the 2007 Plan, includes shares remaining for issuance at target pursuant to restricted stock, restricted stock unit and performance share awards, which could result in the issuance of up to 14,991,117 shares. Under the 2006 Plan, includes shares remaining for issuance at target pursuant to restricted stock and performance share awards, which could result in the issuance of up to 6,225,085 common shares.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of common shares, the executive officers, directors and greater than 10% Members are believed to have filed all reports required under Section 16(a) of the Exchange Act on a timely basis during 2007.

PROPOSAL 2

APPROVAL OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Subject to Member approval, the Audit Committee of the Board has appointed PwC as the Company's independent registered public accounting firm for 2008. Further, Members are being asked to authorize the Board, acting by the Audit Committee, to negotiate and fix the remuneration to be paid to PwC in connection with the services to be provided to the Company for 2008. Representatives from PwC will attend the 2008 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

        PwC has served as the Company's independent registered public accounting firm for the past 2 years and as White Mountains' registered public accounting firm for the past 8 years.

        The Board recommends a vote FOR Proposal 2 approving the appointment of PwC as the Company's Independent Registered Public Accounting Firm for 2008.

OTHER MATTERS

Manner of Voting Proxies

        Common shares represented by all valid proxies received will be voted in the manner specified in the proxies. Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted FOR each of the proposals named earlier in this proxy statement.

        In the case of common shares held in employee benefit plans, the trustee will typically vote all common shares within such plans in direct proportion to those common shares actually voted by plan participants.

        Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 2008 Annual Meeting.

Votes Required for Approval

        The proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2008 Annual Meeting, in person or by proxy, provided a quorum is present.

Inspector of Election

        Wells Fargo Shareowner Services has been appointed as Inspector of Election for the 2008 Annual Meeting. Representatives of Wells Fargo will attend the 2008 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

        The solicitation of proxies will be made primarily by mail, however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, telegram or personal interview.

Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Members Sharing an Address

        We have adopted a procedure approved by the Securities and Exchange Commission called "householding." Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to Members sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

        In the future, we will send only one annual report and proxy statement to Members sharing the same address unless we receive instructions to the contrary from any Member at that address. Those Members who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Secretary at the address in this proxy statement. You also may request copies of our annual disclosure documents on our web site at www.onebeacon.com.

Availability of Proxy Materials and Annual Report

        The Company's audited financial statements for the year ended December 31, 2007, as approved by the Company's Board of Directors, will be presented at the 2008 Annual Meeting. This proxy statement and our 2007 Annual Report are also available on our web site at www.onebeacon.com under the heading "Investor Relations." Most Members can elect to view future proxy statements and annual reports, as well as vote their common shares, over the Internet instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents. If you hold shares through a bank, broker or other holder of record, please refer to the information provided by your bank or broker regarding the availability of electronic delivery. If you hold shares through a bank, broker or other holder of record and you have elected electronic access, you will receive information in the proxy materials mailed to you by your bank or broker containing the Internet address for use in accessing our proxy statement and annual report.

Proposals by Members for the 2009 Annual General Meeting of Members

        Member proposals (other than proposals nominating director candidates for which the procedures are outlined on page 1) must be received in writing by the Secretary of the Company no later than January 11, 2009 and must comply with the requirements of the SEC in order to be considered for inclusion in the Company's proxy statement relating to the Annual General Meeting to be held in 2009.

Other Matters

        Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

        Our 2007 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Jane E. Freedman, Secretary
April 10, 2008

ONEBEACON INSURANCE GROUP, LTD.

ANNUAL GENERAL MEETING OF MEMBERS

Wednesday, May 28, 2008
12:00 noon Atlantic Time (11:00 a.m. ET)

The Fairmont Hamilton Princess Hotel
76 Pitts Bay Road
Pembroke HM 11
Hamilton, Bermuda

OneBeacon Insurance Group, Ltd.	proxy

This proxy is solicited by the Board of Directors for use at the Annual General Meeting on May 28, 2008 and any adjournment thereof.

The shares you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

The undersigned hereby appoints T. Michael Miller and Paul H. McDonough, and each of them, proxies with full power of substitution, to vote all Common Shares of the undersigned at the 2008 Annual General Meeting of Members to be held Wednesday, May 28, 2008, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse of this card. If no directions are given, the proxies will be voted FOR the Election of the Company’s Class II Directors; FOR the Appointment of the Company’s Independent Registered Public Accounting Firm, and at their discretion on any other matter that may properly come before the meeting.

Your vote is important! Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope or otherwise to OneBeacon Insurance Group, Ltd., c/o Shareowner Services SM, P.O. Box 64873, St. Paul, MN 55164-0873.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.     Election of Class II directors to a term ending in 2011

01    David T. Foy

02    Richard P. Howard

03    Robert R. Lusardi

04    Ira H. Malis

☐    Vote FOR all nominees (except as marked)

☐    Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2008.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

QuickLinks

TABLE OF CONTENTS
ONEBEACON INSURANCE GROUP, LTD. PROXY STATEMENT
PROPOSAL 1—ELECTION OF THE COMPANY'S DIRECTORS THE BOARD OF DIRECTORS
CORPORATE GOVERNANCE
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION OF DIRECTORS
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES
EQUITY COMPENSATION PLAN INFORMATION
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
PROPOSAL 2 APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS